Exhibit (a)(1)(A)

OFFER TO EXCHANGE

CIT GROUP INC.

Offer to Exchange Equity Units in the Form of Corporate Units,
stated amount $25.00 per unit,
for cash and shares of Common Stock of CIT Group Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON
DECEMBER 15, 2008, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE
OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN
AFTER THE CORPORATE UNITS HAVE BEEN ACCEPTED FOR EXCHANGE.

The Offer

     Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “offer to exchange”) and the related letter of transmittal (as supplemented or amended, the “letter of transmittal”), CIT Group Inc. (“CIT”) is offering to exchange any and all of its equity units, stated amount $25 per unit (the “equity units”) in the form of corporate units (the “corporate units”), comprised of (i) a purchase contract (the “purchase contract”) obligating the holder to purchase from CIT shares of CIT’s common stock, par value $0.01 per share (the “common stock”) and (ii) a 1/40 or 2.5% undivided beneficial interest in a $1,000 aggregate principal amount 7.50% senior note due November 15, 2015 (the “old senior notes”), for $4.00 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contract) and 0.7147 shares of common stock per corporate unit, plus accrued but unpaid interest (the “offer consideration”). The offer will not be subject to proration.

     CIT is only offering to exchange corporate units in the offer. CIT is not offering to exchange any Treasury units.

     The closing of the offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”

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     You should carefully consider the risk factors beginning on page 18 of this offer to exchange before you decide whether or not to participate in the offer.

     Neither the offer nor the common stock portion of the offer consideration offered hereby have been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

November 17, 2008

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     You should rely only on the information contained in this offer to exchange or to which this offer to exchange refers you. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. You should not assume that the information provided in this offer to exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this offer to exchange or the date of any such information incorporated herein by reference.

SUMMARY OF THE OFFER

     This summary highlights some of the information contained, or incorporated by reference, in this offer to exchange to help you understand our business and the offer. It does not contain all of the information that is important to you. You should carefully read this offer to exchange, including the information incorporated by reference into this offer to exchange, to understand fully the terms of the offer, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 18 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 15.

     Unless stated otherwise, the discussion in this offer to exchange of our business includes the business of CIT Group Inc. and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “CIT,” “the Company,” “we,” “us” and “our” refer to CIT Group Inc. and its direct and indirect subsidiaries on a consolidated basis.

Offeror........................................................	CIT

Securities Subject to the Offer..............	27,600,000 corporate units of CIT, representing all of the outstanding corporate units.

The Offer....................................................	We are offering to exchange any and all corporate units held by all holders for the offer consideration of $4.00 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contract, see “—Accrued and Unpaid Interest on
Corporate Units Accepted in the Offer”) and 0.7147 shares of common stock per corporate unit, plus accrued but unpaid interest
(see “—Accrued and Unpaid Interest on Corporate Units Accepted in
the Offer”), upon the terms and subject to the conditions set forth in this offer to exchange and the accompanying letter of transmittal.
The offer is not subject to proration. See “Description of the Offer—
Terms of the Offer.”

Accrued and Unpaid Interest on
Corporate Units Accepted in the
Offer.....................................................	Holders whose corporate units are accepted in the offer will receive a cash payment equal to the accrued and unpaid interest in respect of the old senior notes from the most recent interest payment date to, but not including, the settlement date. See “Description of the Offer—
Accrued and Unpaid Interest and Contract Adjustment Payments.”

Holders Eligible to Participate in the
Offer.....................................................	All holders of the corporate units are eligible to participate in the offer. See “Description of the Offer—Terms of the Offer.”

Market Value of the Corporate
Units...................................................	The corporate units are listed and traded on the New York Stock
Exchange under the symbol “CIT-PZ.” On November 14, 2008, the last full trading day on the New York Stock Exchange prior to the commencement of the offer, the last reported sale price of the corporate units was $6.09 per corporate unit. CIT urges you to obtain current market price information for the corporate units before deciding whether to participate in the offer. For trading information regarding such securities, you may contact the
Information Agent at the telephone number set forth on the back cover of this offer to exchange. See “Description of the Offer—
Market and Trading Information.”

Treasury Units..........................................	CIT is not offering to purchase any of its equity units in the form of
Treasury units (“Treasury units”). If you own Treasury units and you desire to participate in the offer, you may recreate corporate units from your Treasury units, and then tender the recreated corporate units. You may contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange for more information on how to recreate corporate units from Treasury units in order to participate in the offer. See “Description of the Offer—
Terms of the Offer.”

Expiration Date..............................	The offer will expire at 11:59 p.m., New York City time, on
December 15, 2008, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our sole discretion, may extend the expiration date for the offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the offer. See “Description of the Offer—
Expiration Date” and “Description of the Offer— Extension,
Termination or Amendment.”

Withdrawal....................................	You may withdraw previously tendered corporate units at any time before the expiration date. In addition, you may withdraw any corporate units that you tender that are not accepted by us for exchange after the expiration of 40 business days after the
commencement of the offer.

To withdraw previously-tendered corporate units, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the letter of transmittal.
See “Description of the Offer—Withdrawal of Tenders.”

Settlement Date.............................	The settlement date of the offer will be promptly following the expiration date.

Purpose of the Offer.....................	We are making this offer to increase our capital levels, while reducing the amount of our outstanding debt. Although the offer is being made in connection with our capital plan relating to our application to become a bank holding company and a financial holding company under the BHC Act, the offer is not conditioned on our becoming a bank holding company or a financial holding company, the approval of our application to participate in the Capital Purchase Program or completing any of the Additional Liquidity and Capital Initiatives.
See “Background and Purpose of the Offer,” “Recent
Developments—Application to Become a Bank Holding Company
and a Financial Holding Company,” and “Recent Developments—
Additional Liquidity and Capital Initiatives.”

Conditions to the Offer................	Consummation of the offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—
Conditions to the Offer.”

Amendment and Termination.....	CIT has the right to terminate or withdraw, in its sole discretion, the offer at any time and for any reason, including if the conditions to the offers are not met by the expiration date. CIT reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the expiration date and (ii) to amend the terms of the offer. In the event that the offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their corporate units pursuant to the offer. In any such event, the corporate units previously tendered pursuant to the offer will be promptly returned to the tendering holders. See
“Description of the Offers—Extension, Termination or Amendment.”

How to Tender Corporate Units..............	If your corporate units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should
contact that registered holder promptly and instruct him, her or it to tender your corporate units on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through
ATOP. See “Description of the Offer—Procedures for Tendering
Corporate Units.” For further information on how to tender corporate units, contact the Information Agent at the telephone number set forth on the back cover of this offer to exchange or consult your broker, dealer, commercial bank, trust company or other nominee for
assistance.

Risks of Failure to Tender......................	Corporate units not exchanged in the offer will remain outstanding after the consummation of the offer. If we become subject to a bankruptcy or similar proceeding prior to the maturity of the old senior notes, you may ultimately receive less than the cash amount you would have received had you tendered your corporate units for the offer consideration. In addition, if a sufficiently large number of corporate units do not remain outstanding after the offer, the trading market for the remaining corporate units may be less liquid and more sporadic, potentially resulting in a market price for the corporate units that is lower or more volatile. For further description of the risks of failing to exchange your corporate units, see “Risk Factors—Risks to
Holders of Non-Tendered Corporate Units.”

Risk Factors..............................................	Your decision whether to participate in the offer, and to exchange the corporate units for the offer consideration will involve risk. You should be aware of, and carefully consider the risk factors set forth in
“Risk Factors,” along with all of the other information provided or referred to in this offer to exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer.

Resale of Common Stock Received in
the Offer............................................	The issuance of common stock upon exchange of the corporate units is intended to be exempt from registration pursuant to Section 3(a)(9)
of the Securities Act of 1933, as amended (the “Securities Act”).
Since all outstanding corporate units were registered under the
Securities Act, we expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities
Act. See “Certain Securities Laws Considerations.”

Material United States Federal
Income Tax Consequences.............	For a summary of the material U.S. federal income tax consequences of the offer, see “Certain U.S. Federal Income Tax Consequences.”
You should consult your own tax advisor for a full understanding of the tax consequences of participating in the offer.

Exchange Agent and Information
Agent....................................................	D.F. King & Co., Inc. (“D.F. King”) is the Exchange Agent and the
Information Agent for the offer. Its address and telephone numbers are listed on the back cover page of this offer to exchange. See
“Exchange Agent and Information Agent.”

NOTICE TO INVESTORS

     We are making the offer to holders of corporate units in reliance upon the exemption from the registration requirements of the Securities Act, under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of corporate units. Our officers, directors and employees may solicit tenders from holders of our corporate units and will answer inquiries concerning the corporate units, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

     NONE OF THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF CORPORATE UNITS SHOULD EXCHANGE CORPORATE UNITS FOR THE OFFER CONSIDERATION IN THE OFFER.

     This offer to exchange has been prepared by us solely for use in connection with the proposed offer described herein. The information contained in this offer to exchange is as of the date of this offer to exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this offer to exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this offer to exchange or in our affairs since the date of this offer to exchange.

     No person is authorized in connection with this offer to give any information or to make any representation not contained in this offer to exchange, and, if given or made, such other information or representation must not be relied upon as having been authorized by us or any of our representatives.

     None of the SEC, any other securities commission or any other regulatory authority has approved or disapproved the offer or the offer consideration nor have any of the foregoing authorities passed upon or endorsed the merits of this offer or the accuracy or adequacy of this offer to exchange. Any representation to the contrary may be a criminal offense in the United States.

     This offer to exchange does not constitute an offer to participate in the offer to any person in any jurisdiction where it is unlawful to make such an offer. The offer is being made on the basis of this offer to exchange and is subject to the terms described herein. Any decision to participate in the offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the common stock issued in connection with the offer and the terms of the offer, including the merits and risks involved. Holders should not construe anything in this offer to exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the offer under applicable legal investment or similar laws or regulations.

     Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the offer or possesses or distributes this offer to exchange and must obtain any consent, approval or permission required by it for participation in the offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

     We reserve the right to amend, modify or withdraw the offer at any time, and we reserve the right to reject any tender, in whole or in part, for any reason.

     This offer to exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to CIT.

     Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the offer.

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NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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     The restrictions set out below apply to persons in the specified countries. There may be additional restrictions that apply in other countries. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the common stock that may apply in their home countries. See “Description of the Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions.” CIT and the Exchange and Information Agent cannot provide any assurance about whether such limitations may exist.

     Austria. No prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz), as amended. Neither this document nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act, and neither this document nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria. No steps may be taken that would constitute a public offering of common stock in Austria, and the offer may not be advertised in Austria.

     Belgium. The offer is exclusively conducted in Belgium under applicable private placement exemptions and has, therefore, not been and will not be notified to, and the offer to exchange or any other offering material has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen). Accordingly, the offer may not be advertised and the offer will not be extended and no memorandum, information circular, brochure or any similar document has or will be distributed, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (as amended from time to time). This offer to exchange has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the offer. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

     Bermuda. The offer is private and not intended for the public. This offer to exchange has not been approved by the Bermuda Monetary Authority or the Registrar of Companies in Bermuda. Any representation to the contrary, express or implied, is prohibited.

     Cayman Islands. No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the common stock as CIT is not listed on the Cayman Islands Stock Exchange.

     Denmark. This offer to exchange has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other regulatory authority in the Kingdom of Denmark. The common stock has not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapters 6 or 12 of the Danish Act on Trading in Securities and executive orders issued pursuant thereto as amended from time to time. Accordingly, this offer to exchange may not be made available nor may the common stock otherwise be marketed and offered for sale in Denmark other than in circumstances which are deemed not to be a marketing or an offer to the public in Denmark.

     European Union. This offer to exchange has been prepared on the basis that the offer will only be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for the offer. Accordingly, any person making or intending to make the offer within the EEA should only do so in circumstances in which no obligation arises for CIT to produce a prospectus for such offer. CIT has not authorized, nor does it authorize, the making of the offer through any financial intermediary. The “Prospectus Directive” as used herein means Directive 2003/71/EC of the European Parliament and Council.

     France. No prospectus or offer to exchange (including any amendment or supplement thereto or replacement thereof) has been prepared in connection with the offer that has been submitted for clearance to or approved by the Autorité des marchés financiers; no common stock has been offered or sold nor will any common stock be offered or sold, directly or indirectly, to the public in France; neither a prospectus, the offer to exchange nor any other offering material relating to the common stock has been distributed or caused to be distributed, and a prospectus, the offer to exchange and any other offering material relating to the common stock will not be distributed or caused to be distributed to the public in France; such offer, sales and distributions have been and shall only be made in France to (i) persons providing investment services relating to portfolio management for the account of third parties and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the Code monétaire et financier.

     Germany. Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz (the “WpPG”)), which implements the Prospectus Directive in Germany, and any other applicable laws in the Federal Republic of Germany. The offer and solicitation of securities to the public in Germany requires the prior publication (with specific requirements for a publication being set out in the WpPG) of a prospectus drawn up in accordance with the Prospectus Directive and the WpPG (a “PD-compliant Prospectus”) approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht (the “BaFin”)) or the notification of a PD-compliant Prospectus approved by another competent authority in the EEA in accordance with Art. 17 and Art. 18 of the Prospectus Directive. This offer to exchange does not constitute a PD-compliant Prospectus and has not been and will not be submitted for approval to the BaFin. It may not be supplied to the public in Germany or used in connection with any offer for subscription of common stock to the public, any public marketing of common stock or any public solicitation for offer to subscribe for or otherwise acquire common stock in Germany. This offer to exchange is personally addressed only to a limited number of persons in Germany who are qualified investors, as defined in the WpPG, is strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

     Greece. No prospectus subject to the approval of the Hellenic Capital Markets Commission or another EU equivalent authority has been prepared in connection with the offer. The common stock may not be offered or sold, directly or indirectly, to the public in Greece and neither this offer to exchange nor any other offering material or information contained herein relating to the common stock may be released, issued or distributed to the public in Greece or used in connection with any offering in respect of the common stock to the public in Greece. The common stock may exclusively be offered to qualified investors acting for their own account as defined under article 2(1)(στ) of Greek Law 3401/2005 and the Prospectus Directive and/or under circumstances where the offer of the common stock is allowed without prior publication of a prospectus and/or where the offer of the common stock is exempted from the publication of a prospectus according to Greek Law 3401/005 and/or the Prospectus Directive. The offer does not constitute a solicitation by anyone not authorised to so act and this offer to exchange may not be used for or in connection with the offer to solicit anyone to whom it is unlawful under Greek laws to make such offer in the context of article 10 of Greek law 876/1979.

     Hong Kong. The common stock may not be offered or sold in Hong Kong, by means of this offer to exchange or any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to common stock, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to the common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     Israel. In the State of Israel this offer to exchange shall not be regarded as an offer to the public to purchase the common stock under the Israeli Securities Law 5728 – 1968 (the “ISL”), which requires a prospectus to be published and authorised by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the ISL, including, among others, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) if the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the ISL, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in respect to counting the Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the ISL. Addressed Investors may have to submit written evidence in respect of their identities. CIT has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the ISL. CIT has not and will not distribute this offer to exchange or make, distribute or direct an offer to subscribe for the common stock to any person within the State of Israel, other than to Qualified Investors and Addressed Investors.

     Italy. The offer is not being made in the Republic of Italy and the offer to exchange has not been submitted to the clearance procedure of the COMMISSIONE NAZIONALE PER LE SOCIETA E LA BORSA (CONSOB) and/or the Bank of Italy pursuant to Italian laws and regulations. Accordingly, holders of corporate units are hereby notified that, to the extent such holders are Italian residents or persons located in the Republic of Italy, the offer is not available to them and they may not submit for exchange the corporate units in the offer nor may the common stock issued in connection with the offer be offered, sold or delivered in the Republic of Italy and, as such, any acceptances received from such persons shall be ineffective and void, and neither the NOTE D’INFORMATION nor any other offering material relating to the offer, the corporate units or the common stock issued in connection with the offer may be distributed or made available in the Republic of Italy.

     Japan. The common stock has not been registered under the Securities and Exchange Law of Japan. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

     Portugal. This offer to exchange has not been nor will it be subject to the approval of the Portuguese Securities Market Commission (the “CMVM”). No approval action has been or will be requested from the CMVM that would permit a public offering of any of the common stock referred to in this offer to exchange; therefore the same cannot be offered to the public in Portugal. Accordingly, no common stock may be offered, sold or delivered except in circumstances that will result in compliance with any applicable laws and regulations. In particular, this offer to exchange and the offer of common stock are only intended for qualified investors within the meaning of Article 30 of the Portuguese Securities Code (Código dos Valores Mobiliários).

     Singapore. The offer of common stock is made only to and directed at, and the common stock is only available to, persons in Singapore who are existing holders of the corporate units previously issued by CIT. This offer to exchange has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offer to exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) existing holders of corporate units or (ii) pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

     Switzerland. The common stock may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this offer to exchange nor any other offering or marketing material relating to CIT or the common stock constitutes a prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht), and neither this document nor any other offering material relating to CIT or the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

     United Kingdom. This communication is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (iii) are high net worth entities or other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (e) of the Financial Promotion Order, or (iv) fall within Article 43 of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

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OUR BUSINESS

     CIT Group Inc., a Delaware corporation, is a leading commercial finance company providing financing and leasing products and services to clients in a wide variety of industries around the globe. Diversification is a hallmark of CIT, with a broad range of financial services businesses serving customers in over 30 industries and 50 countries. The majority of our business focuses on commercial clients with a particular focus on middle-market companies. We serve a wide variety of industries. Our largest industries include transportation, particularly aerospace and rail, and a broad range of manufacturing and retailing. We also serve the wholesaling, healthcare, communications, media and entertainment and various service-related industries. Our U.S. Small Business Administration (“SBA”) preferred lender operations have been recognized as the nation’s #1 SBA Lender (based on 7(a) program volume) in each of the last eight years.

     Asset generation is a core strength of CIT. We source transactions through direct marketing efforts to borrowers, lessees, manufacturers, vendors, distributors and to end-users through referral sources and other intermediaries. In addition, our business units work together both in referring transactions between units (i.e., cross-selling) and by combining various products and services to meet our customers’ overall financing needs. We also buy and sell participations in syndications of finance receivables and lines of credit and periodically purchase and sell finance receivables on a whole-loan basis.

     Credit adjudication and servicing are also core strengths. We maintain disciplined underwriting standards and employ sophisticated portfolio risk management models to achieve desired portfolio demographics. Our collection and servicing operations are centralized across businesses and geographies providing efficient client interfaces and uniform customer experiences.

Corporate Finance

     Our Corporate Finance segment provides a full spectrum of financing alternatives to borrowers ranging from small companies to large multinationals with emphasis on middle market companies. We service clients in a broad array of industries with specialized groups serving commercial and industrial; capital markets; communications, media and entertainment; energy; and healthcare sectors in the U.S. and abroad. We also provide collateralized and government-secured loans to small businesses (such as SBA loans), leveraging broker and intermediary relationships.

     We offer loan structures ranging from working capital loans secured by accounts receivable and inventories, term loans secured by fixed assets to leveraged loans based on operating cash flow and enterprise valuation. Loans may be fixed or variable rate, senior or subordinated, and revolving or term. Our clients typically use the proceeds for working capital, asset growth, acquisitions, debtor-in-possession financing, and debt restructurings. Additionally, we provide equipment lending and leasing products, including loans, leases, wholesale and retail financing packages, operating leases, and sale-leaseback arrangements to meet our customers’ needs.

Transportation Finance

     Our Transportation Finance segment specializes in providing customized leasing and secured financing primarily to end-users of aircraft, locomotives and railcars. Our transportation equipment financing products include short term and long term operating leases, single investor leases, sale and leaseback arrangements and equity portions of leveraged leases, as well as loans secured by equipment. Our equipment financing clients represent major and regional airlines worldwide, North American railroad companies, and middle-market to larger-sized aerospace and defense companies.

     This segment has been servicing the aerospace and rail industries for many years and has built a global presence with operations in the United States, Canada, Europe and Asia. We have extensive experience in managing equipment over its full life cycle, including purchasing new equipment, equipment maintenance, estimating residual values and re-marketing by re-leasing or selling equipment.

     The aerospace group offers commercial aircraft financing, business aircraft and aerospace and defense financing. It provides aircraft leasing and sales, asset management, finance, banking, technical and engineering, aircraft valuation and advisory services. The team has built strong relationships across the entire aerospace industry, including the major manufacturers, parts suppliers and carriers. These relationships provide us with access to technical information, which enhances our customer service and provides opportunities to finance new business. Our clients include major and regional airlines around the world.

     Our dedicated rail equipment group maintains relationships with numerous leading railcar manufacturers and calls directly on railroads and rail shippers throughout North America.

Trade Finance

     Our Trade Finance segment provides factoring, receivable and collection management products, and secured financing to businesses that operate in several industries including apparel, textile, furniture, home furnishings and electronics. Although primarily U.S.-based, we have increased our international business in Asia and Europe. CIT has many relationships with factors located throughout Asia, and from our full-service factoring company based in Frankfurt, Germany, we provide factoring and financing services to companies in Europe.

     We offer a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

Vendor Finance

     We are a leading global vendor finance company with numerous vendor relationships and operations serving customers in over 30 countries. We have significant vendor programs in information technology, telecommunications equipment, healthcare and other diversified asset types across multiple industries. Through our global relationships with industry-leading equipment vendors, including manufacturers, dealers, and distributors, we deliver customized financing solutions to both commercial and consumer customers of our vendor partners in a wide array of programs.

     Our vendor alliances feature traditional vendor finance programs, joint ventures, profit sharing and other transaction structures with large, sales-oriented partners. In the case of joint ventures, we engage in financing activities jointly with the vendor through a distinct legal entity that is jointly owned. We also use “virtual joint ventures,” by which we originate the assets on our balance sheet and share with the vendor the economic outcomes from the customer financing activity. A key part of these partnership programs is coordinating with the vendor’s product offering systems to improve execution and reduce cycle times.

     We performed goodwill and other intangible asset impairment testing at September 30, 2008 because of sharply diminished future earnings expectations in our vendor finance segment, coupled with the fact that peer market valuations are low and CIT’s common stock had been trading below book value per share for four consecutive quarters. As a result of this testing, goodwill and other intangible asset impairment charges totaling $455.1 million pretax were recorded, the vast majority related to this segment.

Consumer

     Our Consumer segment includes our liquidating student lending portfolio and certain vendor programs offered through CIT Bank, a Utah-based industrial bank with deposit-taking capabilities. Our consumer activities are principally focused on the U.S. market. Our student lending unit, which markets under the name Student Loan Xpress, offered student loan products, services, and solutions to students, parents, schools, and alumni associations. In April 2008, we ceased offering government-guaranteed student loans made under the Federal Family Education Loan Program, including consolidation loans, Stafford Loans, Parent Loans for Undergraduate Students (“PLUS”) and Grad PLUS. We also discontinued offering private loans during 2007. The majority of our student loan portfolio is consolidation loans, but our portfolio also includes Stafford and PLUS loans. Most of our student loan portfolio is serviced in-house from our Cleveland facility.

     CIT Bank, with total assets of $3.1 billion and deposits of $2.2 billion as of September 30, 2008, is located in Salt Lake City, Utah. Since its inception, the bank had been primarily funding consumer type loans. During late 2007, we refined the Bank’s focus to fund commercial assets and have commenced originating corporate loans. The Bank is chartered by the state of Utah as an industrial bank and is subject to regulation and examination by the

Federal Deposit Insurance Corporation (the “FDIC”) and the Utah Department of Financial Institutions. Recently CIT Bank applied to convert from a Utah industrial bank into a Utah state bank and become a state member bank of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). See “Recent Developments—Application to Become a Bank Holding Company and a Financial Holding Company.”

RECENT DEVELOPMENTS

Liquidity and Capital Resources

     CIT’s funding strategy and liquidity position have been adversely affected by the ongoing stress in the credit markets that began in the middle of 2007 and reached unprecedented levels during recent months. The capital markets have remained highly volatile with liquidity significantly reduced. These conditions have resulted in increased borrowing costs and have curtailed our ability to access the unsecured debt markets in a cost-effective manner. During this period, our top priority has been to ensure that we restore adequate, reliable access to liquidity. To further support funding and liquidity at CIT, we have taken a number of measures since the beginning of the third quarter of 2008, including:

•	Sold CIT’s home lending business and manufactured housing portfolio in early July, with substantially all of the $1.8 billion in cash proceeds received and all $4.3 billion of the related secured debt transferred. CIT no longer has direct exposure to this asset class.

•	Refinanced approximately $6 billion of secured funding facilities, including approximately $4 billion of conduit facilities that finance on-balance sheet government-guaranteed student loans and a $2 billion conduit facility to finance equipment loans and leases.

•	Received approximately half of a $3 billion long-term, financing facility from Goldman Sachs, structured and documented as a total return swap.

•	Issued approximately $800 million of deposits, consisting of $700 million of time deposits and the remainder in brokerage sweep accounts, through CIT Bank, our Utah-based industrial bank.

•	Borrowed approximately $400 million under a secured aircraft financing facility, under which we expect to finance an additional $1.1 billion of Airbus plane deliveries through the end of 2009.
Entered into an agreement with Wells Fargo Bank for a $500 million secured lending facility.

     To further support funding and liquidity at CIT we are taking additional measures, including the offer, the Subordinated Notes Exchange (as defined below), the submission of our application to the Federal Reserve to become a bank holding company and a financial holding company under the BHC Act, the submission of our application to the U.S. Treasury to sell perpetual preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program, discussions with the FDIC regarding CIT’s possible participation in the FDIC’s Temporary Liquidity Guarantee Program (the “TLG Program”) and the Additional Liquidity and Capital Initiatives. We discuss in greater detail each of these actions (other than the offer) below.

Subordinated Notes Exchange

     In a separate offering, CIT is offering certain eligible holders the opportunity to exchange certain outstanding notes (the “old notes”) of CIT for (i) newly-issued 12% Subordinated Notes due 2018 (the “Subordinated Notes”) or (ii) cash and Subordinated Notes at the option of the eligible holders, on the terms and conditions set forth in the confidential offering memorandum related to such offers (the “Subordinated Notes Exchange”). The Subordinated Notes Exchange is conditioned upon, among other things, the approval by the Federal Reserve of CIT’s application to become a bank holding company and a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the purchase or commitment to purchase by the U.S.

Treasury of our perpetual preferred stock pursuant to the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008 (the “Capital Purchase Program”).

Application to Become a Bank Holding Company and a Financial Holding Company

     On November 12, 2008, CIT submitted an application to the Federal Reserve for approval to become a bank holding company and a financial holding company under the BHC Act. CIT is seeking this new status from the Federal Reserve to obtain maximum flexibility and stability to pursue new business opportunities as the financial marketplace undergoes rapid and profound changes. If approved, we believe that conversion to a bank holding company would provide CIT with expanded opportunities for funding. In connection with CIT becoming a bank holding company, on November 12, 2008, CIT Bank, currently a Utah industrial bank, applied to convert into a Utah state bank and also applied to become a state member bank of the Federal Reserve System. See “Risk Factors—Risks Related to Our Becoming a Bank Holding Company and a Financial Holding Company.”

     In connection with its applications to become a bank holding company and CIT Bank’s application to convert CIT Bank to a Utah state bank, CIT has also applied to the Federal Reserve for an exemption on behalf of CIT and CIT Bank from Section 23A of the Federal Reserve Act (“Section 23A”). Section 23A contains quantitative limitations on certain transactions between a member bank and its affiliates. CIT is seeking the exemption for a one-time series of assets transfers of up to $30 billion in the aggregate that would otherwise exceed the quantitative limits as part of a strategic reorganization intended to gradually shift its primary operating platform to CIT Bank. CIT has proposed a plan to the Federal Reserve to move assets to CIT Bank in stages over a period of time and in a manner that is acceptable to the regulators, and has also made certain commitments to the Federal Reserve to ensure that the transfer of assets is safe and sound for CIT Bank. No assurances can be given that the Federal Reserve will grant CIT’s request, in whole or in part, for an exemption from Section 23A, or that such request will be granted on the terms and conditions requested by CIT.

     Following the conversion to a bank holding company, the Federal Reserve will have authority to conduct on-site examinations of CIT and any of its affiliates, subject to coordinating with any state or federal functional regulator of any particular affiliate. It is possible that certain of CIT’s existing businesses will not be deemed to be permissible for bank holding companies. If so, CIT will be required to divest them prior to the expiration of the statutory grace period of two years, with the possibility of three one-year extensions for a total maximum grace period of five years. CIT does not believe that such required divestments, if any, will have a material adverse effect on its financial condition or results of operations. Certain activities not permissible for bank holding companies are permissible for financial holding companies, however, financial holding companies also cannot engage in certain activities according to the BHC Act. CIT does not believe that it is currently engaged in material businesses not permissible for a financial holding company.

Issuance of Perpetual Preferred Stock Pursuant to the Capital Purchase Program

     In October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, under which the Troubled Asset Relief Program (the “TARP”) and the Capital Purchase Program have been created. Under the Capital Purchase Program, the U.S. Treasury may purchase senior perpetual preferred stock on standardized terms from qualifying financial institutions, including bank holding companies. The U.S. Treasury may purchase an amount of senior perpetual preferred stock of a participating qualifying financial institution equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets. If we were to participate in the program, the perpetual preferred stock we issue to the U.S. Treasury will rank senior to our common stock and pari passu with our existing preferred stock. The perpetual preferred stock will pay a cumulative dividend rate of 5% per annum for the first five years and would reset to a rate of 9% per annum thereafter, payable quarterly in arrears. In conjunction with the purchase of senior perpetual preferred stock from a qualifying financial institution, the U.S. Treasury will receive warrants to purchase a number of shares of common stock with an aggregate market price equal to 15% of the amount of the U.S. Treasury’s senior preferred investment. See “Description of Perpetual Preferred Stock to be Issued Pursuant to Capital Purchase Program.”

     On November 12, 2008, CIT submitted an application to participate in, and requested an investment under, the Capital Purchase Program. The application requested that the U.S. Treasury purchase $2.5 billion of perpetual preferred stock of CIT which is consistent with the guidelines established by the U.S. Treasury (which is in compliance with U.S. Treasury guidelines of no more than 3% of CIT’s risk-weighted assets). There can be no assurances as to when or if we will be successful with respect to our application to participate in the Capital Purchase Program or if we will receive the amount of investment sought. See “Description of Perpetual Preferred Stock to be Issued Pursuant to Capital Purchase Program.”

Obtaining Eligibility for the FDIC’s Temporary Liquidity Guarantee Program

     The FDIC recently adopted an Interim Rule establishing the TLG Program. The TLG Program includes (i) a debt guarantee program (the “Debt Guarantee Program”), by which the FDIC will guarantee the payment of certain newly issued senior unsecured debt and (ii) the Transaction Account Guarantee Program, by which the FDIC will guarantee certain non-interest-bearing transaction accounts. On November 12, 2008, CIT notified the FDIC of its intent to participate in the Debt Guarantee Program. As of the date of this offer to exchange, CIT has not received any assurance from the FDIC that CIT will be eligible to participate in the program. The offer is not conditioned on CIT’s participation in the TLG Program and there can be no assurance that the FDIC will permit CIT to participate in the TLG Program. See “Risk Factors—Risks Related to the Temporary Liquidity Guarantee Program.”

Additional Liquidity and Capital Initiatives

     In addition to the Subordinated Note Exchange, CIT intends to engage from time to time in further initiatives to additionally enhance its liquidity and capital position. These initiatives may include offerings of its capital stock or subordinated debt, sales of assets and other measures (“Additional Liquidity and Capital Initiatives”). Any offering of common stock or other securities will depend on the price per share of the common stock or other securities sold in such offering and on CIT’s liquidity and capital position at that time. There can be no assurances as to when or if we will undertake any Additional Liquidity and Capital Initiatives or, if undertaken, whether they will be successful. None of the Additional Liquidity and Capital Initiatives is a condition to the offer.

Expected Effects on Our Liquidity and Capital Resources

     The Subordinated Notes Exchange, participation in the Capital Purchase Program and any Additional Liquidity and Capital Initiatives CIT may undertake, if successful, will increase CIT’s capital levels and may also reduce the amount of its outstanding debt. These recapitalization actions are a condition to our becoming a bank holding company and a financial holding company under the BHC Act. If these actions are not completed, there can be no assurance that CIT will be able to take alternative steps to meet the capital requirements of the BHC Act.

     Even assuming the successful implementation of all of the actions described above, CIT may be required to execute asset sales or other capital generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures. In addition, if CIT becomes a bank holding company and a financial holding company and over time fails to maintain regulatory capital requirements, CIT may be subject to serious consequences ranging in severity from being precluded from making acquisitions to becoming subject to formal enforcement actions and CIT Bank may become subject to FDIC receivership.

BACKGROUND AND PURPOSE OF THE OFFER

     The purpose of the offer is to increase our capital levels, while reducing the amount of our outstanding debt, in connection with our capital plan relating to our application to become a bank holding company and a financial holding company and a financial holding company under the BHC Act. See “Recent Developments—Application to Become a Bank Holding Company and a Financial Holding Company.” If the offer is not completed, there can be no assurance that CIT will be able to take alternative steps to meet the capital requirements of the BHC Act and, accordingly, we cannot assure you that we will have, or have access to, sufficient liquidity to adequately fund our operations.

USE OF PROCEEDS

     CIT will not receive any cash proceeds from the offer. The corporate units exchanged in connection with the offer will be retired and cancelled.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This offer to exchange contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

     The words “expect,” “anticipate,” “estimate,” “initiative,” “plan,” “project,” “intend,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this offer to exchange, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

     While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein (see “Risk Factors”), and the following:

•	capital markets liquidity,

•	risks of and/or actual economic slowdown, downturn or recession,

•	industry cycles and trends,

•	demographic trends,

•	risks inherent in changes in market interest rates and quality spreads,

•	funding opportunities and borrowing costs,

•	conditions and/or changes in funding markets, including commercial paper, term debt and the asset-
backed securitization markets,

•	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,

•	adequacy of reserves for credit losses,

•	risks associated with the value and recoverability of leased equipment and lease residual values,

•	application of fair value accounting in volatile markets,

•	changes in laws or regulations governing our business and operations,

•	changes in competitive factors,

•	future acquisitions and dispositions of businesses or asset portfolios,

•	regulatory changes and/or developments,

•	the success, or lack thereof, of the Subordinated Notes Exchange, the Additional Liquidity and Capital
Initiatives (defined below), our application to the Federal Reserve to become a bank holding company and a financial holding company and the submission of our application to the U.S. Treasury to sell perpetual preferred stock to the U.S. Treasury pursuant to the Capital Purchase Program, and

•	if our application to the Federal Reserve to become a bank holding company and a financial holding company is successful, risks associated with our being a bank holding company and a financial holding company, including, but not limited to, whether our existing business activities are permissible activities.

Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to exchange. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

INDUSTRY AND MARKET DATA

     In this offer to exchange and in the documents incorporated by reference herein, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

     We are “incorporating by reference” certain information we file with the SEC into this offer to exchange, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this offer to exchange. Certain information that we file with the SEC after the date of this offer to exchange and prior to the expiration or termination of the offer will automatically update and supersede the information included or incorporated by reference herein. We incorporate by reference into this offer to exchange the documents listed below, which were filed with the SEC, and such documents form an integral part of this offer to exchange:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Current Report on
Form 8-K filed on November 6, 2008 (restating financial and other information included in Part I, Item
1, Part II, Items 6, 7, 7A and 8 of the Form 10-K to give effect to the presentation of the home lending business as discontinued operations);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2008 and September 30,
2008;

•	CIT’s Definitive Proxy Statement filed with the SEC on March 25, 2008; and

•	Current Reports on Form 8-K filed on November 17, 2008, November 13, 2008, October 16, 2008,
October 3, 2008, October 2, 2008, September 8, 2008, July 17, 2008, July 1, 2008, June 16, 2006, June
9, 2008, May 12, 2008, April 25, 2008, April 22, 2008, April 18, 2008, April 17, 2008, April 3, 2008,
March 20, 2008, March 14, 2008, March 12, 2008, March 4, 2008, February 26, 2008, February 21,
2008, February 14, 2008, February 12, 2008, February 5, 2008, January 29, 2008, January 25, 2008,
January 23, 2008, January 22, 2008, January 17, 2008 and January 11, 2008 and Current Reports on
Form 8-K/A filed on February 6, 2008 (two reports), in each case excluding any information furnished under Item 2.02 or Item 7.01 of such Current Reports.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this offer to exchange and prior to the expiration or termination of the offer, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

     Any statement contained in this offer to exchange or in a document (or part thereof) incorporated or considered to be incorporated by reference in this offer to exchange shall be considered to be modified or superseded for purposes of this offer to exchange to the extent that a statement contained in this offer to exchange or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this offer to exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this offer to exchange.

     Copies of each of the documents incorporated by reference into this offer to exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting D.F. King, the Information Agent, or CIT at the following addresses and telephone numbers:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Attn: Elton Bagley Banks and Brokers call: (212) 269-5550 (Collect) All others call Toll-free: (800) 758-5880	CIT Group Inc. 1 CIT Drive Livingston, New Jersey 07039 Attention: Investor Relations Toll-free: (888) 700-7680

     CIT is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document CIT files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. CIT’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

RISK FACTORS

     Your decision whether to participate in the offer, and to exchange the corporate units for the offer consideration will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this offer to exchange and the documents incorporated by reference herein, before deciding whether to participate in the offer.

RISKS TO HOLDERS OF NON-TENDERED CORPORATE UNITS

     The following risks specifically apply to the extent a holder of corporate units elects not to participate in the offer. Whether or not you elect to tender your corporate units, you should also review the risks attendant to being an investor in our equity and debt securities that are described in “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed on November 10, 2008, which is incorporated by reference herein.

There will be less liquidity in the market for non-tendered corporate units, and the market prices for non-tendered corporate units may therefore decline.

     If the offer is consummated, the number of outstanding corporate units will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered corporate units. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for corporate units that are not validly tendered in the offer may be adversely affected. The reduced float also may tend to make the trading prices of corporate units that are not exchanged more volatile. The market prices for non-tendered corporate units may also be negatively affected by the cash paid in respect of tendered corporate units which will no longer be an asset of CIT and be available to fund CIT’s business.

If you do not tender your corporate units and we become subject to a bankruptcy or similar proceeding, you may recover less than you would have had you tendered your corporate units for offer consideration.

     If you are a holder of corporate units, you are being offered common stock and cash as the offer consideration. Prior to the maturity date of the old senior notes, we may become subject to a bankruptcy or similar proceeding. If you are a holder of corporate units who does not tender such corporate units and we become subject to a bankruptcy or similar proceeding prior to the maturity of the old senior notes, you may receive less than the cash amount you would have received had you tendered your corporate units for the offer consideration.

RISKS TO HOLDERS OF COMMON STOCK ISSUED IN THE OFFER

     The following risks specifically apply only to holders of common stock issued in the offer and should be considered, along with the other risk factors, by holders of the corporate units. Whether or not you elect to tender your corporate units, you should also review the risks attendant to being an investor in equity and debt securities that are described in “Risk Factors” in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2008, filed on November 10, 2008, which is incorporated by reference herein.

The offer consideration does not reflect any independent valuation of the corporate units or the common stock.

     We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the offer consideration or the relative values of corporate units and offer consideration. If you tender your corporate units, you may or may not receive more than or as much value as if you choose to keep them.

The offer may not be consummated.

     We are not obligated to complete the offer, including if the conditions to the offer are satisfied or waived. If each of the conditions to the offer is not satisfied, we will not be obligated to accept any corporate units tendered in the offer. See “Description of the Offer—Conditions to the Offer” for a list of the conditions to the consummation of the offer.

A holder of corporate units participating in the offer will become subject to all of the risks and uncertainties faced by holders of the common stock, which may be different from or greater than those associated with holding the corporate units.

     A holder of corporate units participating in the offer will become subject to all of the risks and uncertainties associated with ownership of our common stock. These risks may be different from or greater than those associated with holding the corporate units. A holder exchanging corporate units for common stock will forego the right to receive future interest payments on the old senior notes and to receive priority over the equity holders of CIT in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of corporate units participating in the exchange may have greater exposure to the risks and uncertainties facing the Company and its subsidiaries generally, including risks associated with the significant amount of indebtedness held by the Company and its subsidiaries (see “Capitalization”), and increased competition in the markets in which the Company operates. These and other risks are more fully described in our 2007 Annual Report on Form 10-K and subsequently filed Forms 10-Q and 8-K.

The common stock is an equity security and is subordinate to our existing and future indebtedness.

     The shares of common stock are equity interests. This means the shares of common stock will rank junior to all of our preferred stock, to our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the common stock.

     Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange.

     The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

     We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or the perception that such sales could occur.

Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

     We have a history of paying dividends to our stockholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

     Furthermore, if we are successful with respect to our application to participate in the Capital Purchase Program and perpetual preferred stock is issued to the U.S. Treasury pursuant to such program, the consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

If the U.S. Treasury purchases our perpetual preferred stock pursuant to the Capital Purchase Program, we will be subject to restrictions on our ability to pay dividends.

     For as long as any perpetual preferred stock issued pursuant to the Capital Purchase Program is outstanding, unless a qualifying financial institution has fully paid all of its dividend obligations under the perpetual preferred stock issued pursuant to the Capital Purchase Program, (i) no dividends may be declared or paid on a qualifying financial institution’s junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, or common stock (other than, in the case of preferred shares ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, dividends on a pro rata basis with the perpetual preferred stock) and (ii) the qualifying financial institution may not repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock or common stock. The consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

RISKS RELATED TO OUR BECOMING A BANK HOLDING COMPANY AND A FINANCIAL HOLDING COMPANY

Our business, financial condition and results of operations could be adversely affected by regulations to which we are and will become subject as a result of becoming a bank holding company and a financial holding company, by new regulations or by changes in other regulations or the application thereof.

     On November 12, 2008, we filed an application with the Federal Reserve to become a bank holding company. The application is pending with the Federal Reserve and may not ultimately be approved. If our application is approved, we expect to be able to continue to engage in most of the activities in which we currently engage. However, it is possible that certain of our existing businesses will not be deemed to be permissible under applicable regulations if our application is successful. In addition, if we successfully convert into a bank holding company, we will be subject to the comprehensive, consolidated supervision of the Federal Reserve, including risk-based and leverage capital requirements and information reporting requirements. This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. In addition, if the offer, the Subordinated Notes Exchange and an Additional Liquidity and Capital Initiative are not completed, there can be no assurance that we will be able to take alternative steps to meet the capital requirements of the BHC Act.

     In connection with our application to become a bank holding company on November 12, 2008, we provided the Federal Reserve with our election letter to become a financial holding company. In addition to being subject to the comprehensive, consolidated supervision of the Federal Reserve, including the risk-based and leverage capital requirements and information reporting requirements, a financial holding company and its subsidiary banks have to maintain appropriate regulatory capital levels. Certain activities which are not permissible for bank holding companies are permissible for a financial holding company and we believe that currently we do not engage in material businesses not permissible for a financial holding company. In addition to being well-capitalized, CIT and CIT Bank will be subject to guidelines that involve qualitative judgments by regulators about the entities' status as well-managed and the entities' compliance with Community Reinvestment Act obligations.

     The financial services industry, in general, is heavily regulated. Proposals for legislation further regulating the financial services industry are continually being introduced in the United States Congress and in state legislatures. The agencies regulating the financial services industry also periodically adopt changes to their regulations. In light of current conditions in the U.S. financial markets and economy, regulators have increased the invasiveness of their supervision and their regulation of the financial services industry. In addition, in October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, which in turn created the TARP and the

Capital Purchase Program. Similarly, there is a substantial prospect that Congress will restructure the regulation and supervision of financial institutions in the foreseeable future. We are unable to predict how this increased supervision and regulation will be fully implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations.

     We are also affected by the policies adopted by regulatory authorities and bodies of the United States and other governments. For example, the actions of the Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

If we do not maintain appropriate regulatory capital levels, there could be an adverse effect on the manner in which we do business.

     Under regulatory capital adequacy guidelines, CIT and its principal banking subsidiary, CIT Bank, will be required to meet guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items. Failure to meet and maintain the appropriate capital levels could affect our status as a financial holding company and eligibility for a streamlined review process for acquisition proposals, have a material effect on our financial condition, and subject us to a variety of enforcement actions, as well as certain restrictions on our business.

RISKS RELATED TO THE TEMPORARY LIQUIDITY GUARANTEE PROGRAM

If we become an eligible entity for purposes of the TLG Program, we will become subject to uncertainties related to the implementation of this new program by the FDIC.

     The FDIC issued the Interim Rule regarding the TLG Program on October 23, 2008 and has not yet performed under any guarantees pursuant to the procedures and policies set forth therein. Certain provisions of the TLG Program, especially those relating to the guarantees of obligations of bank holding companies, represent new policy initiatives which vary significantly from programs historically administered and run by the FDIC.

     The TLG Program contemplates that the cost of making payments on the guarantees of obligations of eligible entities will be borne by assessments on entities participating in the program, which assessments could be significant. In the event, however, that these amounts are not sufficient to fund obligations of the FDIC under its guarantees, the FDIC will need to fund such amounts directly from increased assessments, borrowings from the Federal Reserve or otherwise. The TLG Program is one of a number of novel and significant initiatives adopted by the federal government in response to the unprecedented upheaval in domestic and global capital and credit markets. At this time, it is impossible to know either the impact of such policies or the course of future events relative to the capital or credit markets or the economy, including additional steps that may be taken by the United States or other political entities. The further deterioration of capital or credit markets or economic conditions could have an adverse effect on the ability of the FDIC to successfully implement the TLG Program.

     Furthermore, although we have had discussions with the FDIC regarding participating in the TLG Program, as of the date of this offer to exchange we have received no assurance that the FDIC will permit us to participate in the TLG Program either prior to, upon completion of, or at any time after the completion of the offer. Participation in the TLG Program is not a condition to the offer.

RISKS RELATED TO OUR BUSINESS

Our liquidity or ability to raise debt may be limited.

     Our business model depends upon access to the debt capital markets to provide sources of liquidity and efficient funding for asset growth. These markets have exhibited heightened volatility and dramatically reduced liquidity. Liquidity in the debt capital markets has become significantly more constrained and interest rates available to us have increased significantly relative to benchmark rates, such as U.S. treasury securities and LIBOR. Recent downgrades in our short and long-term credit ratings have worsened these general conditions and had the practical effect of leaving us without current access to the commercial paper market and unsecured term debt markets, which were historical sources of liquidity for us, and necessitated our action to draw down on our bank credit facilities. As a result of these developments, we are not currently accessing the commercial paper and unsecured term debt markets and have shifted our funding sources primarily to secured borrowings, including both on-balance sheet and off-balance sheet securitizations. For some segments of our business, secured funding is significantly less efficient than unsecured debt facilities. Further, while the Company has remaining capacity with respect to this funding source, there are limits to the amount of assets that can be encumbered without affecting our ability to maintain our debt ratings at various levels. Additional adverse developments in the economy, long-term disruption in the capital markets, deterioration in our business performance or further downgrades in our credit ratings could further limit our access to these markets and increase our cost of capital. If any one of these developments occurs, or if we are unable to regain access to the commercial paper or unsecured term debt markets, it would adversely affect our business, operating results and financial condition.

     Our ability to satisfy our cash needs may also be constrained by regulatory or contractual restrictions on the manner in which we may use portions of our cash on hand. For example, our total cash position at September 30, 2008 includes cash and short-term investments at our Utah bank and restricted cash largely related to securitization transactions. The cash and investments at our Utah bank are available solely for the bank’s funding and investment requirements. The restricted cash related to securitization transactions is available solely for payments to certificate holders. The cash and investments of the bank and the restricted cash related to securitization transactions cannot be transferred to or used for the benefit of any other affiliate of ours.

     In addition, as part of our business we extend lines of credit, some of which can be drawn by the borrowers at any time. If the borrowers on these lines of credit access these lines or increase their rate of borrowing either as a result of their business needs or due to a perception that we may be unable to fund these lines of credit in the future, this could degrade our liquidity position substantially which could have a material adverse effect on our business.

Efforts to expand our deposit-taking capabilities and take other measures to maintain adequate liquidity may be unsuccessful.

     We are in the process of exploring a variety of options that would allow us to expand our deposit-taking capabilities, to potentially benefit from certain recently announced U.S. government programs to support financial institutions, or to execute on other measures designed to manage our liquidity position, including converting CIT Bank from a Utah industrial bank into a Utah state bank, applying for participation in the Capital Purchase Program and potential asset sales or secured financings or acquisitions of other banking institutions. Each of these measures is subject to a number of uncertainties, including but not limited to obtaining government approvals for certain measures and locating a suitable transaction counterparty for other measures. In addition, we may face strong competition for deposits from other new and existing bank holding companies similarly seeking larger and more stable pools of funding. There are significant risks that we will not execute these changes successfully, even if we obtain all the necessary approvals or locate suitable transaction counterparties. Further, if we are successful in implementing any of these options, they may not achieve their anticipated benefits. A failure to successfully implement some or all of the options we are exploring could have a material adverse effect on our business.

     We may also raise additional equity capital through the sale of common stock, preferred stock, or securities that are convertible into common stock, which may or may not be done in connection with some of the options we are exploring. Except for listing requirements of the New York Stock Exchange, we do not believe that currently we would be restricted from entering into the sale of any such equity securities in either public or private transactions. The listing rules of the New York Stock Exchange may require shareholder approval of transactions involving the issuance of 20% or more of the voting power or number of shares outstanding. The terms of any such equity transactions may subject existing shareholders to potential subordination or dilution and may involve a change in governance.

We may be adversely affected by further deterioration in economic conditions that is general or specific to industries, products or geographies.

     A recession, prolonged economic weakness, or further downturn in the U.S. or global economies or affecting specific industries, geographic locations and/or products could make it difficult for us to originate new business, given the resultant reduced demand for consumer or commercial credit. In addition, a downturn in certain industries may result in a reduced demand for the products that we finance in that industry or negatively impact collection and asset recovery efforts.

     Credit quality also may be impacted during an economic slowdown or recession as borrowers may fail to meet their debt payment obligations. Adverse economic conditions may also result in declines in collateral values. Accordingly, higher credit and collateral related losses could impact our financial position or operating results.

     For example, decreased demand for the products of various manufacturing customers due to a general economic slowdown may adversely affect their ability to repay their loans and leases with us. Similarly, a decrease in the level of airline passenger traffic due to general economic slowdown or a decline in shipping volumes due to a slowdown in particular industries may adversely affect our aerospace or rail businesses.

Uncertainties related to our business may result in the loss of key customers.

     Our business depends on our ability to provide a wide range of quality products to our customers and our ability to attract new customers. If our customers are uncertain as to our ability to continue to provide the same breadth and quality of products, we may be unable to attract new customers and we may experience a loss of customers.

Our reserves for credit losses may prove inadequate or we may be negatively affected by credit risk exposures.

     Our business depends on the creditworthiness of our customers. We maintain a consolidated reserve for credit losses on finance receivables that reflects management’s judgment of losses inherent in the portfolio. We periodically review our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans, past due loan migration trends, and non-performing assets. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of adverse changes in the economy or events adversely affecting specific customers, industries or markets. The current economic environment is dynamic and the credit worthiness of our customers and the value of collateral underlying our receivables can change significantly over very short periods of time. Our reserves may not keep pace with changes in the creditworthiness of our customers or collateral values. If the credit quality of our customer base materially decreases, if the risk of a market, industry, or group of customers changes significantly, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations could suffer.

     In addition to customer credit risk associated with loans and leases, we are also exposed to other forms of credit risk, including counterparties to our derivative transactions, loan sales, syndications and equipment purchases. These counterparties include other financial institutions, manufacturers and our customers. If our credit underwriting processes or credit risk judgments fail to adequately identify or assess such risks, or if the credit quality of our derivative counterparties, customers, manufacturers, or other parties with which we conduct business materially deteriorates, we may be exposed to credit risk related losses that may negatively impact our financial condition, results of operations or cash flows.

We may be adversely affected by significant changes in interest rates.

     Although we generally employ a matched funding approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates or widening of our credit spreads, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our profitability. Conversely, a decrease in interest rates could result in accelerated prepayments of owned and managed finance receivables.

We may be required to take additional impairment charges for goodwill or intangible assets related to acquisitions.

     We have acquired certain portions of our business and certain portfolios through acquisitions and bulk purchases. Further, as part of our long-term business strategy, we may continue to pursue acquisitions of other companies or asset portfolios. In connection with prior acquisitions, we have accounted for the portion of the purchase price paid in excess of the book value of the assets acquired as goodwill or intangible assets, and we may be required to account for similar premiums paid on future acquisitions in the same manner.

     Under the applicable accounting rules, goodwill is not amortized and is carried on our books at its original value, subject to periodic review and evaluation for impairment, whereas intangible assets are amortized over the life of the asset. Our common stock has been trading below both our book value and tangible book value per share for four consecutive quarters. As a result, we expect to conduct impairment reviews each quarter for the foreseeable future. If, as a result of our periodic review and evaluation of our goodwill and intangible assets for potential impairment, we determine that changes in the business itself, the economic environment including business valuation levels and trends, or the legislative or regulatory environment have adversely affected either the fair value of the business or the fair value of our individual segments, we may be required to take an impairment charge to the extent that the carrying values of our goodwill or intangible assets exceeds the fair value of the business in the three segments with goodwill and intangible assets. Also, if we sell a business for less than the book value of the assets sold, plus any goodwill or intangible assets attributable to that business, we may be required to take an impairment charge on all or part of the goodwill and intangible assets attributable to that business.

     During the third quarter, we determined that the estimated fair value of the Vendor Finance segment declined, resulting in an impairment of this segment’s entire goodwill and most of its intangible asset balances, representing virtually the entire $455.1 million pretax charge.

     If market and economic conditions deteriorate further, this could increase the likelihood that we will need to record additional impairment charges to the extent the carrying value of our goodwill exceeds the fair value of our overall business.

Businesses or asset portfolios acquired may not perform as expected and we may not be able to achieve adequate consideration for planned dispositions.

     As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios as well as dispose of non-strategic businesses or portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Such acquisitions may involve numerous other risks, including difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management’s attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit related risks arising from substantially different underwriting standards associated with those businesses or assets.

     We are currently executing on a number of measures designed to manage our liquidity position, including potential asset sales or secured financings. There can be no assurance that we will be successful in completing all or any of these transactions. These transactions, if completed, may reduce the size of our business and it is not currently part of our long-term strategy to replace the volume associated with these businesses. From time to time, we also receive inquiries from third parties regarding our potential interest in disposing of other types of assets, such as student lending and other commercial finance or vendor finance assets, which we may or may not choose to pursue.

     There is no assurance that we will receive adequate consideration for any asset or business dispositions. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

Adverse or volatile market conditions may continue to negatively impact fees and other income.

     In 2005, we began pursuing strategies to leverage our expanded asset generation capability and diversify our revenue base to increase other income as a percentage of total revenue. We invested in infrastructure and personnel focused on increasing other income in order to generate higher levels of syndication and participation income, advisory fees, servicing fees and other types of fee income. These revenue streams are dependent on market conditions and, therefore, can be more volatile than interest on loans and rentals on leased equipment. Current market conditions, including lower liquidity levels, have had a direct impact on syndication activity, and have resulted in significantly lower fee generation. If we are unable to sell or syndicate a transaction after it is originated, this activity will involve the assumption of greater underwriting risk than we originally intended and could increase our capital requirements to support our business or expose us to the risk of valuation allowances for assets held for sale. In addition, we also generate significant fee income from our factoring business. If our clients become concerned about our liquidity position and our ability to provide these services going forward and reduce their amount of business with us, this could further negatively impact our fee income and have a material adverse effect on our business. Continued disruption to the capital markets, our failure to implement these initiatives successfully, or the failure of such initiatives to result in increased asset and revenue levels could adversely affect our financial position and results of operations.

Adverse financial results or other factors may limit our ability to pay dividends.

     Our board of directors decides whether we will pay dividends on our common stock. That decision depends upon, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, our credit ratings, and such other factors as the board of directors may consider to be relevant. If any of these factors are adversely affected, it may impact our ability to pay dividends on our common stock. During the first quarter of 2008, our board of directors reduced the quarterly dividend on our common stock by 60%, to $0.10 per share, and our board of directors could determine to further reduce or eliminate dividends payable on our common stock in the future.

     In addition, the terms of our preferred stock and junior subordinated notes restrict our ability to pay dividends on our common stock if we do not make distributions on our preferred stock and junior subordinated notes. Further, we are prohibited from declaring dividends on our preferred stock and from paying interest on our junior subordinated notes if we do not meet certain financial tests, provided that the limitation does not apply if we pay such dividends and interest out of net proceeds that we have received from the sale of common stock. While we were in compliance for the second quarter of 2008, we were not in compliance with these financial tests for the prior three fiscal quarters or for the third quarter of 2008. We sold common stock to cover such dividend and interest payments during the fourth quarter of 2007 and the first quarter of 2008, and we obtained a forward commitment from two investment banks to purchase additional shares, at our option, in the second and third quarters of 2008. If we are unable to sell our common stock in the future, and we continue to fail to meet the requisite financial tests, then we will be prohibited from declaring dividends on our preferred stock, paying interest on our junior subordinated notes, or declaring dividends on our common stock.

     Furthermore, if we are successful with respect to our application to participate in the Capital Purchase Program and perpetual preferred stock is issued to the U.S. Treasury pursuant to such program, the consent of the U.S. Treasury will be required for any increase in common dividends per share until the third anniversary of the date of the investment unless prior to such third anniversary the perpetual preferred stock issued pursuant to the Capital Purchase Program is redeemed in whole or the U.S. Treasury has transferred all of the perpetual preferred stock to third parties.

Competition from both traditional competitors and new market entrants may adversely affect our returns, volume and credit quality.

     Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We have a wide variety of competitors that include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, community banks, leasing companies, hedge funds, insurance companies, mortgage companies, manufacturers and vendors.

     We compete primarily on the basis of pricing, terms and structure. To the extent that our competitors compete aggressively on any combination of those factors, we could lose market share. Should we match competitors’ terms, it is possible that we could experience margin compression and/or increased losses.

We may not be able to realize our entire investment in the equipment we lease.

     The realization of equipment values (residual values) during the life and at the end of the term of a lease is an important element in the leasing business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Internal equipment management specialists, as well as external consultants, determine residual values.

     A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment, or other factors, would adversely affect the current or the residual values of such equipment. Further, certain equipment residual values, including commercial aerospace residuals, are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors, including market liquidity. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, there can be no assurance that we will realize our estimated residual values for equipment.

     The degree of residual realization risk varies by transaction type. Capital leases bear the least risk because contractual payments cover approximately 90% of the equipment’s inception of lease cost. Operating leases have a higher degree of risk because a smaller percentage of the equipment’s value is covered by contractual cash flows at lease inception. Leveraged leases bear the highest level of risk as third parties have a priority claim on equipment cash flows.

Investment in and revenues from our foreign operations are subject to the risks and requirements associated with transacting business in foreign countries.

     An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us. In addition, while we generally hedge our translation and transaction exposures, foreign currency exchange rate fluctuations, or the inability to hedge effectively in the future, could have a material adverse effect on our investment in international operations and the level of international revenues that we generate from international asset based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. Recent weakness in the U.S. dollar has negatively impacted the U.S. dollar value of our revenues that are paid in other currencies. A further weakening of the U.S. dollar will further negatively impact the U.S. dollar value of our international operations.

     U.S. generally accepted accounting principles (“GAAP”) require that income earned from foreign subsidiaries should be treated as being taxed as if they were distributed to the parent company, unless those funds are permanently reinvested outside the United States. To meet this permanent reinvestment standard, the Company must demonstrate that there is no foreseeable need for the funds by the parent company and that there is a specific plan for reinvestment of the undistributed earnings of the funds by the subsidiary. Federal income taxes have not been provided on approximately $1.4 billion of cumulative earnings of foreign subsidiaries that we have determined to be permanently reinvested. If we sell a foreign business or significant foreign assets, we may not be able to redeploy some or all of the funds generated from a sale outside the United States and would be required to treat the funds as repatriated to us currently for purposes of GAAP. While it is not practicable to estimate the amount of tax that we would have to provide for under GAAP in such an event, the impact on us may be material.

     Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.

The regulated environment in which we operate may adversely affect us.

     Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities, including the FDIC, the Utah Department of Financial Institutions, the SBA, the U.S. Department of Education, the FINRA, the SEC and various state insurance regulators, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

     The financial services industry is heavily regulated in many jurisdictions outside the United States. As a result, growing our international operations may be affected by the varying requirements of these jurisdictions. CIT Bank Limited, a U.K. Corporation, is licensed as a bank and a broker-dealer and is subject to regulation and examination by the Financial Services Authority of the United Kingdom. We also operate various banking corporations in Brazil, France, Italy, Belgium, Sweden and The Netherlands, and a broker-dealer entity in Canada, each of which is subject to regulation and examination by banking regulators and securities regulators in its home country. Our subsidiary, CIT Bank, a Utah industrial bank, is subject to regulation and examination by the FDIC and the Utah Department of Financial Institutions. Finally, our subsidiary that operates our insurance business, Highlands Insurance Company Limited, is a Barbados company and therefore regulated by Barbados laws and regulations. Given the evolving nature of regulations in many of these jurisdictions, it may be difficult for us to meet these requirements even after we establish operations and receive regulatory approvals. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market, on our ability to permanently reinvest earnings and on our reputation generally.

     If our application to become a bank holding company and a financial holding company is successful, our business, financial condition and results of operations could be adversely affected by regulations to which we are and will become subject as a result of becoming a bank holding company and a financial holding company, by new regulations or by changes in other regulations or the application thereof. See “—Risks Related to Our Becoming a Bank Holding Company and a Financial Holding Company.”

Uncertainties related to our business may cause a loss of employees and may otherwise materially adversely affect our ability to attract new employees.

     Our future results of operations will depend in part upon our ability to retain existing highly skilled and qualified employees and to attract new employees. Failure to continue to attract and retain such individuals could materially adversely affect our ability to compete. Uncertainties about the future prospects of our business may materially adversely affect our ability to attract and retain key management, technical and other personnel. This inability to retain key personnel could have an adverse effect on our ability to successfully operate our business or to meet our compliance, regulatory, and other reporting requirements.

CAPITALIZATION

     The following table is for illustrative purposes only, and the assumptions contained therein are not intended to indicate CIT’s expectations as to (i) the level of participation in the Subordinated Notes Exchange, and, in the case of mixed elections in the Subordinated Notes Exchange, the offer price at which the old notes are tendered, (ii) the level of participation in the offer, (iii) whether or not we will be able to sell $2,500,000,000 of perpetual preferred stock pursuant to the Capital Purchase Program or (iv) whether or not we will undertake to sell $250,000,000 aggregate amount of common stock in an Additional Liquidity and Capital Initiative (at the closing price of CIT’s common stock on November 14, 2008 or otherwise).

The following table sets forth as of September 30, 2008 on a consolidated basis:

•	the actual capitalization of CIT;

•	the capitalization of CIT on a pro forma basis to reflect the consummation of the offer, the Subordinated Notes Exchange, Additional Liquidity and Capital Initiatives and the sale of perpetual preferred stock pursuant to the Capital Purchase Program, assuming (i) the exchange of $1,235,294,118 of the old notes for $350,000,000 in cash (funded out of available cash) and $823,529,412 of Subordinated Notes in the Subordinated Notes Exchange (based on a clearing price of $850, which is at the midpoint of the range of offer prices permitted in the auction process in connection with the Subordinated Notes Exchange, and assuming no old notes are tendered pursuant to notes elections in the Subordinated Notes Exchange), (ii) 50% participation in this offer; (iii) the sale of $2,500,000,000 of perpetual preferred stock pursuant to the Capital Purchase Program (which is in compliance with U.S. Treasury guidelines of no more than 3% of CIT’s risk-weighted assets) and (iv) the issuance of $250,000,000 aggregate amount of common stock in an Additional Liquidity and Capital Initiative (which has been valued for purposes of this table at the closing price of CIT’s common stock on November 14, 2008).

     This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this offer to exchange and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as superseded by our Current Report on Form 8-K filed on November 6, 2008 reflecting certain discontinued operations), and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, each of which is incorporated by reference into this offer to exchange.

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	As of September 30, 2008

	Actual	Pro Forma
	(in millions, except share data)
Debt:
Bank credit facilities	$5,200.0	$5,200.0
Secured borrowings	16,827.2	16,827.2
Senior unsecured notes	42,197.1	40,961.8
Junior subordinated notes	1,440.0	1,095.0
Subordinated Notes	–	700.0
Total Debt	65,664.3	64,784.0

Deposits	2,248.3	2,248.3

Total Debt and Deposits	67,912.6	67,032.3

Stockholders’ Equity
Preferred stock: $0.01 par value, 100,000,000 authorized
Issued and outstanding:
Series A 14,000,000 with a liquidation preference of $25 per
share	350.0	350.0
Series B 1,500,000 with a liquidation preference of $100 per
share	150.0	150.0
Series C 11,500,000 with a liquidation preference of $50 per
share	575.0	575.0
Perpetual Preferred stock issued pursuant to the Capital
Purchase Program	–	2,500.0
Common Stock: $0.01 par value, 600,000,000 authorized
Issued: 308,727,806 and 214,390,177	3.1	3.8
Outstanding: 285,499,225 and 189,925,903
Paid-in capital, net of deferred compensation of $44.5 and $34.4	11,272.8	11,713.1
Accumulated deficit	(5,608.7)	(5,337.7)
Accumulated other comprehensive income	139.9	139.9
Less: treasury stock, 23,228,581 and 24,464,574 shares, at cost	(1,166.1)	(1,166.1)

Total Common Stockholders’ Equity	4,641.0	5,353.0

Total Stockholders’ Equity	5,716.0	8,928.0

Total Capitalization	$73,628.6	$75,960.3

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables sets forth selected historical financial information for CIT on a consolidated basis derived from its: (i) unaudited financial statements as of and for the nine months ended September 30, 2008 and 2007, which are incorporated by reference into this offer to exchange; (ii) audited financial statements for the fiscal years ended December 31, 2005, 2006 and 2007 and as of December 31, 2006 and 2007, which are incorporated by reference into this offer to exchange and which has been updated to present activities on a continuing operations basis as set forth in our Form 8-K filed on November 6, 2008; and (iii) audited financial statements for the fiscal years ended December 31, 2003 and 2004 and as of December 31, 2003 and 2004 and 2005, which are not incorporated by reference into this offer to exchange. The data as of and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 has been updated to present activity on a continuing operations basis as filed on Form 8-K on November 6, 2008. The historical financial information presented may not be indicative of our future performance. In addition, our results for the nine months ended September 30, 2008 are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 2008.

     The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes, which are incorporated by reference in this offer to exchange.

	At or for the Nine Months
	Ended September 30		At or for the Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Results of Operations
Total net revenue	$1,577.9	$2,317.2	$3,239.1	$2,678.6	$2,614.8	$2,271.8	$1,974.4
Provision for credit losses	609.2	112.4	241.8	159.8	165.3	159.5	332.4
Valuation allowance for
receivables held for sale(1)	103.9	22.5	22.5	15.0	86.6	15.7	–
Salaries and general operating
expenses	928.0	1,026.4	1,389.6	1,276.1	971.4	923.9	816.1
Net income (loss) continuing
operations, before preferred
stock dividends	(505.2)	729.6	792.0	925.7	918.5	742.4	522.0
Net (loss) income from
discontinued operation	(2,109.4)	(687.4)	(873.0)	120.3	30.6	11.2	44.9
Net (loss) income (attributable)
available to common
stockholders	(2,658.9)	19.7	(111.0)	1,015.8	936.4	753.6	566.9
Income per share from continuing
operations — diluted	(2.22)	3.68	3.93	4.41	4.30	3.45	2.45
Income (loss) per share from
discontinued operation —
diluted	(8.54)	(3.58)	(4.50)	0.59	0.14	0.05	0.21
Net income (loss) per share —
diluted	(10.76)	0.10	(0.57)	5.00	4.44	3.50	2.66
Dividends per share	0.45	0.75	1.00	0.80	0.61	0.52	0.48

Balance Sheet Data
Total finance receivables	$54,534.0	$52,596.3	$53,760.9	$45,203.6	$35,878.5	$29,892.1	$27,940.6
Reserve for credit losses	855.7	527.8	574.3	577.1	540.2	553.8	609.8
Operating lease equipment, net	12,359.5	11,930.3	12,610.5	11,017.9	9,635.7	8,290.9	7,615.5
Goodwill and intangible assets,
net	688.7	1,459.1	1,152.5	1,008.4	1,011.5	596.5	487.7
Assets of discontinued operation	44.2	10,486.1	9,308.6	10,387.1	8,789.8	5,811.5	3,674.4
Total assets	80,845.3	89,669.0	90,248.0	77,485.7	63,386.6	45,299.8	42,662.2
Total debt and deposits	67,912.6	68,470.6	69,018.3	60,704.8	47,864.5	37,724.8	33,668.6
Total stockholders’ equity	5,716.0	7,169.4	6,960.6	7,751.1	6,962.7	6,055.1	5,394.2
Selected Data and Ratios
Profitability (continuing
operations)
Net income (loss) before
preferred dividend as a
percentage of average common
stockholders’ equity	(12.1%)	13.8%	11.6%	13.6%	14.8%	13.0%	10.1%

	At or for the Nine Months		At or for the Years Ended December 31,
	Ended September 30
	2008	2007	2007	2006	2005	2004	2003

Net finance revenue as a percentage of average earning
assets(2)	2.27%	2.73%	2.71%	3.08%	3.38%	3.97%	3.63%
Efficiency ratio(3)	58.8%	44.3%	42.9%	47.6%	37.2%	40.7%	41.3%

Credit Quality
60+ days contractual delinquency
as a percentage of finance
receivable	2.70%	2.20%	2.26%	1.88%	1.50%	1.45%	1.88%
Net credit losses as a percentage
of average finance receivables	0.76%	0.29%	0.35%	0.33%	0.52%	0.82%	1.75%
Reserve for credit losses as a
percentage of finance
receivables	1.57%	1.00%	1.07%	1.28%	1.51%	1.85%	2.18%
Reserve for credit losses,
excluding specific reserves as a
percentage of finance
receivables, excluding
guaranteed student loans	1.32%	1.20%	1.21%	1.44%	1.53%	1.71%	1.59%
Reserve for credit losses as a
percentage of non-performing
assets	80.6%	123.7%	118.1%	180.7%	175.3%	152.6%	117.2%

Other
Total managed assets(4)	$71,157.1	$73,489.9	$73,428.1	$63,220.2	$53,200.7	$46,154.3	$43,715.9
Tangible stockholders’ equity to
managed assets(5)	9.16%	8.82%	8.8%	9.4%	9.8%	10.7%	10.4%
Ratio of earnings to fixed	(7)	1.4x	1.3x	1.5x	1.8x	2.1x	1.7x
charges(6)

(1)	The 2008 amount reflects adjustments to asset-based loans sold. The 2007 amount is comprised of fair value adjustments relating to the planned exit of CIT’s home lending business and the liquidation of its remaining vendor-originated manufactured housing portfolio ($1,248.9 million) and a write-down of a waste-to-energy plant acquired in a loan work out ($22.5 million).

(2)	Average earning assets is the average of finance receivables, operating lease equipment, financing and leasing assets held for sale and certain investments, less credit balances of factoring clients.

(3)	The efficiency ratio is the percentage of salaries and general operating expenses to total net revenue, excluding the provision for credit losses and valuation allowance.

(4)	“Managed assets” means assets previously securitized and still managed by us and include (i) financing and leasing assets, (ii) certain investments and (iii) off-balance sheet finance receivables.

(5)	Tangible stockholders’ equity excludes goodwill and other intangible assets. Tangible stockholders’ equity also excludes certain unrealized losses relating to derivative financial instruments and other investments, as these losses are not necessarily indicative of amounts that will be realized.

(6)	For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one- third of rent expense, which is deemed representative of an interest factor.

(7)	Earnings were insufficient to cover fixed charges by $831.0 million for the nine months ended September 30, 2008.

DESCRIPTION OF THE OFFER

Terms of the Offer

     Upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal, we are offering to exchange any and all of the corporate units for cash and shares of our common stock. Corporate units that are validly tendered, not validly withdrawn and accepted in the offer will be retired and cancelled upon exchange.

     Fractional shares will not be issued in this offer. If, under the terms of the offer, a tendering holder is entitled to receive an amount of common stock that is not a whole share, we will round downward such fractional share. This rounded amount will be the number of shares of common stock such tendering holder will receive, and such tendering holder will receive cash in lieu of any fractional shares.

     CIT is only offering to exchange corporate units. It is not offering to exchange Treasury units. If you hold Treasury units and you desire to participate in the offer, you may recreate corporate units, as applicable, from your Treasury units, and then tender the recreated corporate units. You may contact the Information Agent at the telephone number and address set forth on the back cover of this offer to exchange for more information on how to recreate corporate units from Treasury units in order to participate in the offer.

     We are making the offer to holders of corporate units in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of corporate units. Our officers, directors and employees may solicit tenders from holders of our corporate units and will answer inquiries concerning the offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a further discussion of the registration requirements of the corporate units, see “Certain Securities Laws Considerations.”

Accrued and Unpaid Interest and Contract Adjustment Payments

     Holders of corporate units accepted in the offer will receive a cash payment equal to the accrued and unpaid interest in respect of the old senior notes from the most recent interest payment date to, but not including, the settlement date. The cash portion of the offer consideration includes an amount equal to the unpaid contract adjustment payments with respect to the purchase contracts.

Expiration Date

     For purposes of the offer, the term “expiration date” means 11:59 p.m., New York City time, on December 15, 2008, subject to our right to extend that time and date with respect to the offer in our absolute discretion, in which case the expiration date means the latest time and date to which the offer is extended.

     In addition, we may terminate the offer if any condition is not satisfied on or after the expiration date. Any extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Extension, Termination or Amendment

     CIT has the right to terminate or withdraw, in its sole discretion, the offer at any time and for any reason, including if the conditions to the offer are not met by the expiration date. CIT reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the offer on or prior to the expiration date and (ii) to amend the terms of the offer.

     Subject to the applicable regulations of the SEC, CIT expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the offer shall have occurred or shall have been determined by CIT to have occurred, to extend the period during which the offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the offer, all corporate units previously tendered and not withdrawn will remain subject to the offer and may, subject to the terms and conditions of the offer, be accepted for exchange by CIT. See also “—Announcements.”

     Any waiver, amendment or modification of the offer will apply to all corporate units tendered pursuant to the offer. If CIT makes a change that CIT determines to be material in any of the terms of the offer or waive a condition of the offer that CIT determines to be material, CIT will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional exchange offer documents and extend the offer and withdrawal rights as CIT determines necessary and to the extent required by law.

     CIT may terminate or withdraw at its sole discretion the offer at any time and for any reason, including if any condition is not satisfied on or after the expiration date. In any such event, the corporate units previously tendered pursuant to the offer will be promptly returned to the tendering holders.

     There can be no assurance that CIT will exercise its right to extend, terminate or amend the offer. During any extension and irrespective of any amendment to the offer, all corporate units previously tendered and not withdrawn will remain subject to the offer and may be accepted thereafter for exchange by CIT, subject to compliance with applicable law. In addition, CIT may waive conditions without extending the offer in accordance with applicable law.

Announcements

     Any extension, termination or amendment of the offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Corporate Units for Exchange and Delivery of Offer Consideration

     On the settlement date, if the offer is consummated, the offer consideration will be issued in exchange for corporate units validly tendered and not withdrawn in the offer and the Exchange Agent will pay the accrued and unpaid interest in respect of the old senior notes accepted for exchange (i) by wire transfer to the Depositary Trust Company (“DTC”), in the case of corporate units accepted for exchange that were validly tendered and not withdrawn by book-entry transfer as described below or (ii) in all other cases, by check payable to the tendering holders whose corporate units have been accepted for exchange (unless a different payee is indicated under the Special Payment Instructions in the letter of transmittal).

     If the conditions to the offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered corporate units at the expiration date and after we receive validly completed and duly executed letters of transmittal or agent’s messages (as defined in “—Procedures for Tendering Corporate Units—Tendering of Corporate Units Through DTC” below) with respect to any and all of the corporate units validly tendered and not withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

     We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of corporate units validly tendered and not withdrawn under the offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the offered consideration or return the corporate units deposited thereunder promptly after termination or withdrawal of the offer), or to terminate the offer and not accept for exchange any corporate units not previously accepted, (i) if any of the conditions to the offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the offer consideration for corporate units validly tendered and not withdrawn pursuant to the offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the corporate units, or timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the corporate units into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed letter of transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the letter of transmittal.

     For purposes of the offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) corporate units as provided herein when, and if, we give oral or written notice to the Exchange Agent of our acceptance of the corporate units for exchange pursuant to the offer. In all cases, the exchange of corporate units pursuant to the offer will be made by deposit of the offer consideration with the Exchange Agent, which will act as your agent for the purposes of receiving offer consideration from us, and delivering offer consideration to you. On and after the settlement date, the tendering holders whose corporate units have been exchanged by us will cease to be entitled to receive interest and contract adjustment payments on such corporate units. Such tendering holders will receive the applicable consideration for the corporate units accepted for exchange. Also, as soon as practicable after the settlement date, the Exchange Agent will return to any holder of corporate units who partially tendered a physical corporate unit a certificate for the portion of the corporate unit that was not tendered. The Exchange Agent will mail all such non-tendered corporate units and checks by first-class mail unless such corporate units and/or checks represent more than $250,000, in which case they will be mailed by registered mail and, in the case of returned corporate units, insured separately for their replacement value.

     If, for any reason whatsoever, acceptance for exchange of any corporate units validly tendered and not withdrawn pursuant to the offer is delayed (whether before or after our acceptance for exchange of the corporate units) or we extend the offer or are unable to accept for exchange the corporate units validly tendered and not withdrawn pursuant to the offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered corporate units and those corporate units may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

     We will pay or cause to be paid all transfer taxes with respect to the acceptance of any corporate units unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the letter of transmittal has been completed, as described in the instructions thereto.

     Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted corporate units or otherwise, other than the accrued and unpaid interest in respect of the old senior notes from the most recent interest payment date to, but not including, the settlement date.

     We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the offer. See “Exchange Agent and Information Agent.”

Market and Trading Information

     The corporate units are listed on the New York Stock Exchange under the symbol “CIT-PZ.” The following table sets forth, for the period indicated, the reported high and low closing prices in U.S. dollars for the corporate units.

	Price Per Corporate Unit
	High	Low

Year Ended December 31, 2007:
4th Quarter (from October 19, 2007)	$25.15	$18.18
Year Ending December 31, 2008:
1st Quarter	$22.50	$9.83
2nd Quarter	$14.38	$8.94
3rd Quarter	$12.15	$8.55
4th Quarter (as of November 14, 2008)	$8.57	$4.72

     The corporate units started trading on October 19, 2007. The last reported sales price of the corporate units on the New York Stock Exchange on November 14, 2008 was $6.09. CIT urges you to obtain current market price information for the corporate units before deciding whether to participate in the offer.

     At October 31, 2008, there were 27,600,000 corporate units and 285,538,849 shares of the common stock outstanding.

Procedures for Tendering Corporate Units

General

     In order to participate in the offer, you must validly tender your corporate units to the Exchange Agent as described below. It is your responsibility to validly tender your corporate units. We have not provided guaranteed delivery procedures in conjunction with the offer. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Corporate Units Through DTC

     Corporate units in book-entry form must be tendered through DTC. DTC participants must electronically transmit their acceptance of the offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this offer to exchange and accompanying letter of transmittal and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Tendering of Corporate Units Held in Physical Form

     We believe that all of the corporate units are held in book-entry form only at DTC. If you hold corporate units in physical, certificated form, you will need to deposit such corporate units into DTC in order to participate in the offer. If you need assistance doing so, please contact the Information Agent whose address and telephone numbers are located on the back cover page of this offer to exchange.

Effect of Letter of Transmittal

     Subject to and effective upon the acceptance for exchange of corporate units tendered thereby, by executing and delivering a letter of transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the corporate units tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered corporate units), with full power coupled with an interest, to:

•	deliver certificates representing the corporate units, or transfer ownership of the corporate units on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the corporate units for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the corporate units, all in accordance with the terms of the offer.

Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered corporate units pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any corporate units determined by us not to be in proper form, or if the acceptance of, or exchange of, such corporate units may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the offer that we are legally permitted to waive.

     Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any corporate units or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

     You may validly withdraw corporate units that you tender at any time prior to the expiration date of the offer, which is 11:59 p.m., New York City time, on December 15, 2008, unless extended by us. In addition, if not previously returned, you may withdraw any corporate units that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the offer. You may also validly withdraw corporate units that you tender if the offer is terminated without any corporate units being accepted or as required by applicable law. If such a termination occurs, the corporate units will be returned to the tendering holder as promptly as practicable.

     A holder who validly withdraws previously tendered corporate units prior to the expiration date and does not validly re-tender corporate units prior to the expiration date will not receive the offer consideration. A holder of corporate units who validly withdraws previously tendered corporate units prior to the expiration date and validly re-tenders corporate units prior to the expiration date will receive the offer consideration.

     If you have tendered corporate units, you may withdraw those corporate units by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the expiration date or, if your corporate units are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this offer to exchange prior to the expiration date (or, if your corporate units are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the offer);

•	specify the name of the holder of the corporate units to be withdrawn;

•	contain the description of the corporate units to be withdrawn, the certificate numbers shown on the particular certificates representing such corporate units (or, in the case of corporate units tendered by book-entry transfer, the number of the account at the DTC from which the corporate units were tendered) and the number of corporate units; and

•	be signed by the holder of the corporate units in the same manner as the original signature on the letter of transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the corporate units into the name of the person withdrawing the corporate units.

     If the corporate units to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of corporate units can only be accomplished in accordance with the foregoing procedures.

     We will have the right, which may be waived, to reject the defective tender of corporate units as invalid and ineffective. If we waive our rights to reject a defective tender of corporate units, subject to the other terms and conditions set forth in this offer to exchange and accompanying letter of transmittal, you will be entitled to the offer consideration.

     If you withdraw corporate units, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding corporate units. If we amend or modify the terms of the offer or the information concerning the offer in a manner determined by us to constitute a material change to the offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of corporate units, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions to the Offer

     Notwithstanding any other provisions of the offer, we will not be required to accept for exchange, or to exchange, corporate units validly tendered (and not validly withdrawn) pursuant to the offer, and may terminate, amend or extend the offer or delay or refrain from accepting for exchange, or exchanging, the corporate units or transferring the offer consideration to the holders, if any of the following shall occur:

1.	there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the offer, or (c) would materially impair the contemplated benefits of the offer to us or be material to holders in deciding whether to accept the offer;

2.	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

3.	there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, would or might result in any of the consequences referred to in paragraph 1 of this section;

4.	the applicable trustees, contract agent or collateral agent (or persons performing similar functions) shall have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of the offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the offer or the acceptance of, or payment for, some or all of the applicable series of corporate units pursuant to the offer; or

5.	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     In addition, our obligation to pay cash and issue the common stock portion of the offer consideration is conditioned upon our acceptance of corporate units pursuant to the offer.

     These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the offer if any condition is not satisfied on or after the expiration date. Under the offer, if any of these events occur, subject to the termination rights described above, we may (i) return corporate units tendered thereunder to you, (ii) extend the offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all corporate units tendered thereunder until the expiration of such extended offer or (iii) amend the offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

     We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the offer. We will give holders of corporate units notice of such amendments as may be required by applicable law.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

     Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell corporate units or common stock in any jurisdiction in which the offer is not permitted. CIT is not aware of any jurisdiction, except as provided in the section entitled “Notice to Investors,” where the making of the offer or its acceptance would not be legal. If CIT learns of any jurisdiction where making the offer or its acceptance would not be permitted, CIT intends to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, CIT cannot comply with such law, CIT will determine whether the offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of corporate units residing in the jurisdiction.

     Certain Matters Relating to Non-U.S. Jurisdictions. Although CIT has mailed this document to its corporate unit holders to the extent required by U.S. law, including to corporate unit holders located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any corporate units or common stock in any jurisdiction in which the offer is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offer made to the general public. CIT has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange the corporate units outside the United States. Therefore, the ability of any non-U.S. person to tender corporate units in the offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the offer without the need for CIT to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

     Non-U.S. stockholders should consult their advisors in considering whether they may participate in the offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the corporate units that may apply in their home countries. None of CIT, the Information Agent or the Exchange Agent can provide any assurance about whether such limitations may exist.

COMPARISON OF RIGHTS OF HOLDERS OF CORPORATE UNITS
AND HOLDERS OF CIT COMMON STOCK

     The following is a description of the material differences between the rights of holders of corporate units and holders of common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire offer to exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of corporate units and a holder of shares of CIT common stock.

Ranking

     Corporate units: The old senior notes are unsecured, senior obligations of CIT. The payment of the principal of, and interest on, the old senior notes ranks equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The old senior notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the notes are effectively subordinated to all existing and future indebtedness of our subsidiaries.

     The obligations with respect to the contract adjustment payments are subordinated in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

     Common stock: The common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to all indebtedness and preferred stock.

Dividends/Distribution

     Corporate units: Holders of corporate units are entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the old senior notes attributable to the undivided beneficial ownership interest in the old senior notes, equivalent to the rate of 7.50% per year. The interest rate of the old senior notes will be reset in connection with a remarketing, as described below. The reset rate may be higher or lower than the initial interest rate of the notes depending on the results of the remarketing and market conditions at that time. Holders of corporate units also have the option to convert their corporate units to Treasury units by substituting, for the related undivided beneficial ownership interest in old senior notes held by the collateral agent, a beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on November 15, 2010 or earlier (a “U.S. Treasury security”) with a total principal amount at maturity equal to the aggregate principal amount of the old senior notes underlying the undivided beneficial ownership interests in old senior notes for which substitution is being made. For holders of corporate units who have converted their corporate units to Treasury units, there will be no distributions in respect of the U.S. Treasury securities that are a component of the Treasury units, but the holders of the Treasury units are entitled to continue to receive the scheduled quarterly interest payments on the old senior notes that were released to them when the Treasury units were created for as long as they hold the notes.

     Holders of corporate units are also entitled to receive quarterly contract adjustment payments from CIT at the rate of 0.25% per year on the stated amount of $25 per corporate unit.

     In addition, holders of corporate units may be entitled to receive certain remarketing proceeds in the future. Under the terms of the corporate units, remarketing of the old senior note that is a component of each corporate unit is expected to be attempted on or after November 2, 2010, but no later than November 10, 2010 (the fifth business day immediately preceding November 17, 2010), as specified by CIT and notified to the holders of the corporate units (such date, the “first remarketing date”). With respect to the remarketing, the remarketing agents will use their reasonable efforts to obtain a price for the old senior notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such notes, plus accrued and unpaid interest. To obtain that price, the remarketing agents will reset the interest rate on the old senior notes. If, and only if, the old senior notes are successfully remarketed, the portion of the proceeds equal to the aggregate principal amount of the old senior notes will automatically be applied to satisfy in full the corporate unit holders’ obligations to purchase common stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agents will remit such remaining proceeds to the purchase contract agent for the benefit of the holders of corporate units.

     Common stock: Holders of common stock are entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Listing

     Corporate units: The corporate units are currently listed on the New York Stock Exchange under the symbol “CIT-PZ.”

      Common stock: CIT common stock is listed on the New York Stock Exchange under the symbol “CIT.”

Voting Rights

     Corporate units: Holders of the corporate units have no voting or other rights in respect of the common stock underlying the purchase contracts.

     Common stock: Each share of CIT common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power.

Conversion

     Corporate units: Each purchase contract that is part of a corporate unit obliges its holder to purchase for $25 in cash, and CIT to sell, on November 17, 2010 or upon early settlement, a number of shares of CIT common stock equal to the settlement rate. The settlement rate, which is subject to anti-dilution adjustments, would be calculated as follows:

•	if the applicable market value of the common stock is less than or equal to $34.98, the settlement rate will be 0.7147 shares of common stock;

•	if the applicable market value of the common stock is less than $42.00 but greater than $34.98, the settlement rate will be a number of shares of common stock equal to $25 divided by the applicable market value; and

•	if the applicable market value of the common stock is equal to or greater than $42.00, the settlement rate will be 0.5952 shares of common stock.

     The “applicable market value” means the average of the closing prices per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 17, 2010.

     A holder of corporate units may also settle the related purchase contract at any time prior to 5:00 p.m., New York City time, on the second business day immediately preceding the first remarketing date, which settlement may only be made in integral multiples of 40 purchase contracts. Upon such settlement, (1) the settlement rate will be 0.5952, subject to anti-dilution adjustments, (2) the old senior notes underlying such corporate units and securing such purchase contracts will be released from the pledge under the purchase contract and pledge agreement, and delivered within three business days following the date of early settlement to the purchase contract agent for delivery to the holder of corporate units and (3) the right of the holder of corporate units to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment will terminate. In addition, upon certain consolidations, acquisitions, mergers or sales of all or substantially all of CIT’s assets, in each case in which at least 10% of the consideration received by holders of the common stock consists of cash or cash equivalents (a “cash merger”), then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate determined as if the applicable market value equaled the price paid per share in such cash merger, plus an additional make-whole amount of common stock.

           Common stock: CIT common stock is not convertible into any other security.

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DESCRIPTION OF CIT COMMON STOCK

     This section contains a description of our common stock. The following summary of the terms of our common stock is not meant to be complete and is qualified by reference to our certificate of incorporation, as amended, and our by-laws, as amended. See “Incorporation by Reference; Additional Information.”

     As of October 31, 2008, we had 600,000,000 shares of common stock, par value $0.01 per share, authorized, of which 285,538,849 shares were issued and outstanding, and 23,228,581 shares were issued and held in treasury.

     Each share of our common stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of the shares of common stock will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast, subject to state law and any voting rights granted to any of the holders of preferred stock. Notwithstanding the foregoing, approval of the following three matters requires the vote of holders of 66-2/3% of our outstanding capital stock entitled to vote in the election of directors: (1) amending, repealing or adopting of by-laws by the stockholders; (2) removing directors (which is permitted for cause only); and (3) amending, repealing or adopting any provision that is inconsistent with certain provisions of our certificate of incorporation. The holders of common stock do not have any preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the common stock.

     Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, from time to time, the holders of common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor. Upon liquidation of CIT, subject to the rights of holders of any preferred stock outstanding, the holders of common stock will be entitled to receive our assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock.

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DESCRIPTION OF PERPETUAL PREFERRED STOCK TO BE ISSUED PURSUANT TO CAPITAL
PURCHASE PROGRAM

     In October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, under which the Troubled Asset Relief Program and the Capital Purchase Program have been created. Under the Capital Purchase Program, the U.S. Treasury may purchase senior perpetual preferred stock on standardized terms from qualifying financial institutions, including bank holding companies. The U.S. Treasury may purchase an amount of senior perpetual preferred stock of a participating qualifying financial institution equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets. If we were to participate in the program, the perpetual preferred stock we issue to the U.S. Treasury will rank senior to our common stock and pari passu with our existing preferred stock. Except under certain circumstances, the perpetual preferred stock will have a liquidation preference of $1,000 per share. The perpetual preferred stock will pay a cumulative dividend rate of 5% per annum for the first five years and would reset to a rate of 9% per annum thereafter, payable quarterly in arrears. The perpetual preferred stock will be non-voting, other than class voting rights on any amendment to the rights of the perpetual preferred stock or on other matters that could adversely affect the perpetual preferred stock. The perpetual preferred stock would be callable at par plus any accrued and unpaid dividends after the third anniversary of their issuance. Prior to the third anniversary of the issue date of the perpetual preferred stock, the perpetual preferred stock may be redeemed with the proceeds from an equity offering for cash of any Tier 1 qualifying perpetual preferred or common stock which results in gross proceeds of at least 25% of the issue price of the perpetual preferred stock. The U.S. Treasury may also transfer the perpetual preferred stock to a third party at any time.

     For as long as any perpetual preferred stock issued pursuant to the Capital Purchase Program is outstanding, unless the participating qualifying financial institution has fully paid all of its dividend obligations under the perpetual preferred stock issued pursuant to the Capital Purchase Program, (i) no dividends may be declared or paid on the qualifying financial institution’s junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, or common stock (other than, in the case of preferred shares ranking pari passu with the perpetual preferred stock issued pursuant to the Capital Purchase Program, dividends on a pro rata basis with the perpetual preferred stock), and (ii) the qualifying financial institution may not repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the perpetual preferred stock or common stock.

     In conjunction with the purchase of perpetual preferred stock from a qualifying financial institution, the U.S. Treasury will receive warrants to purchase a number of shares of common stock with an aggregate market price equal to 15% of the amount of the U.S. Treasury’s senior preferred investment. The initial exercise price and the market price for determining the number of shares of common stock subject to the warrants will be based on the 20-day trailing average of the market price of the common stock on the date of the sale of the perpetual preferred stock.

     Participating qualifying financial institutions must adopt the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds any equity or debt securities of the qualifying financial institution. Pursuant to the interim final rule, such standards include, without limitation, (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (ii) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibition on the financial institution from making any golden parachute payment to a senior executive as defined in the applicable Internal Revenue Code provision; and (iv) agreement not to deduct for U.S. federal income tax purposes executive compensation in excess of $500,000 for each senior executive.

     On November 12, 2008, CIT submitted an application to participate in, and requested an investment under, the Capital Purchase Program. The application requested that the U.S. Treasury purchase $2.5 billion of perpetual preferred stock of CIT which is consistent with the guidelines established by the U.S. Treasury (which is in compliance with U.S. Treasury guidelines of no more than 3% of CIT’s risk-weighted assets). There can be no assurances as to when or if CIT will be successful with respect to our application to become a bank holding company and a financial holding company under the BHC Act or eligible for the Capital Purchase Program, and if successful, exactly what the structure or amount of the U.S. Treasury investment will be.

     Terms and conditions of the Capital Purchase Program are set forth on a standard forms of securities purchase agreement, letter agreement, certificate of designations and warrant and summarized on a term sheet published by the U.S. Treasury. Holders may obtain copies of the Program Documentation, the term sheet and any other documentation made available to the public by the U.S. Treasury from the U.S. Treasury’s website (www.treasury.gov). Information contained on the U.S. Treasury’s website does not constitute part of this offer to exchange.

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INTERESTS OF DIRECTORS AND OFFICERS

     Neither CIT nor any of its subsidiaries, nor, to CIT’s knowledge based on reasonable inquiry, any of its directors or executive officers, nor any affiliates of the foregoing (a) owns any corporate units or (b) has effected any transactions involving the corporate units during the 60 days prior to the date of this offer to exchange.

EXCHANGE AGENT AND INFORMATION AGENT

     In connection with the offer, CIT has retained D.F. King to act as Exchange Agent and Information Agent, and D.F. King will receive customary fixed fees for its services. CIT has agreed to reimburse D.F. King for its necessary out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by CIT to any broker, dealer or other person, other than D.F. King in connection with the offer.

     Any holder that has questions concerning the terms of the offer or requests for assistance may contact CIT at the address and telephone numbers set forth on page 17 of this offer to exchange. Requests for additional copies of this offer to exchange or the related letter of transmittal may be directed to D.F. King at its address and telephone numbers set forth on the back cover of this offer to exchange. Holders of corporate units may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the offer.

     Letters of transmittal and all correspondence in connection with the offer should be sent or delivered to D.F. King at its address or to the facsimile number set forth on the back cover of this offer to exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact D.F. King at its address and telephone numbers set forth on the back cover of this offer to exchange.

     D.F. King may contact holders of corporate units regarding the mechanics of the offer and may request brokers, dealers, custodian banks, depositories, trust companies and other nominees to forward this offer to exchange and related materials to beneficial owners of corporate units. With respect to jurisdictions located outside of the United States, the offer may be conducted through affiliates of D.F. King that are registered and/or licensed to conduct the offer in such jurisdictions. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

     Neither the Exchange Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this offer to exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain U.S. federal income tax considerations relating to the offer and to the ownership and disposition of the common stock for holders who acquire such stock in the exchange. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the exchange and of owning and disposing of common stock as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of this offer or the ownership and disposition of the common stock.

     This discussion addresses only the tax considerations that are relevant to holders that hold corporate units, and that will hold common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in the offer or of owning or disposing of common stock. Additionally, this discussion does not address any of the tax consequences to holders that may be subject to special tax treatment with respect to their participation in the offer or their ownership or disposition of common stock, including banks, thrift institutions, real estate investment trusts, partnerships or other pass through entities, personal holding companies, tax-exempt organizations, insurance companies, persons who hold the corporate units or will hold the common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction, persons whose “functional currency” is not the U.S. dollar, certain former citizens or residents of the U.S. and brokers, traders or dealers in securities or currencies. Further, this discussion does not address the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that participates in the offer to exchange.

* * * * *

CIRCULAR 230 DISCLOSURE: THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF CORPORATE UNITS AND HOLDERS OF COMMON STOCK ACQUIRED IN THE OFFER ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO EXCHANGE IS NOT INTENDED OR WRITTEN TO BE USED OR RELIED UPON, AND CANNOT BE USED OR RELIED UPON, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OR OTHERWISE; (B) SUCH DISCUSSION WAS WRITTEN AND IS BEING USED IN CONNECTION WITH AND TO SUPPORT THE PROMOTION OR MARKETING OF THE OFFER DESCRIBED HEREIN; AND (C) HOLDERS OF CORPORATE UNITS AND HOLDERS OF COMMON STOCK ACQUIRED IN THE OFFER SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

* * * * *

     For purposes of this discussion, a “U.S. Holder” is a beneficial owner of corporate units or common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.

    For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of corporate units or common stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds corporate units and participates in the exchange, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding corporate units that participate in the exchange are encouraged to consult their tax advisors.

Consequences to Participating U.S. Holders

     Each corporate unit consists of two components – an undivided beneficial interest in an old senior note and a purchase contract. Each U.S. Holder’s acquisition of a corporate unit was treated as an acquisition of an ownership interest in a note (such ownership interest, “the corporate unit note”) and the purchase contract. The purchase price of each corporate unit was allocated between the corporate unit note and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation established the U.S. Holder’s initial tax basis in the corporate unit note and the purchase contract. We determined that 100% of the issue price of a corporate unit was allocable to the corporate unit note and 0% was allocable to the purchase contract. By purchasing the corporate units, each U.S. Holder was deemed to have agreed to this allocation. This allocation is not binding on the IRS. If a U.S. Holder acquired a corporate unit through a purchase in the secondary market, the purchase price should have been similarly allocated between the corporate unit note and the purchase contract in proportion to the fair market values of the two components at the time of the purchase.

     There is no direct authority under current law that addresses the treatment of the contract adjustment payments, and their treatment is, therefore, unclear. We have been reporting the contract adjustment payments as ordinary income to U.S. Holders. Under this treatment, U.S. Holders should have included the contract adjustment payments in income when received or accrued, in accordance with their regular method of tax accounting. However, other treatments are possible. We have reported such payments on any required information returns as taxable ordinary income to the holder. Holders who may have reported such payments or accruals in a different manner are urged to consult their tax advisors.

     The following discussion assumes that your reporting for U.S. federal income tax purposes of the acquisition and ownership of corporate units has been consistent with CIT’s treatment outlined above.

     Exchange of Corporate Units for Common Stock and Cash. The U.S. federal income tax treatment of the exchange of a corporate unit for shares of our common stock plus cash pursuant to the exchange offer is unclear. We intend to take the position that, for U.S. federal income tax purposes, the exchange of a corporate unit for shares of our common stock plus cash pursuant to the offer to exchange should be treated as (1) a termination of the purchase contract and (2) an exchange of the corporate unit note for shares of common stock, cash (other than the portion of such cash that is properly allocable to accrued and unpaid interest or accrued and unpaid contract adjustment payments), and a deemed amount equal to the fair market value to the U.S. Holder of being relieved of such holder’s obligation under the purchase contract (such deemed amount together with such cash, the “Other Property”). The foregoing treatment is not definitively supported by existing authority, and alternative characterizations of the exchange are possible. No assurance can be given that the IRS will not challenge such treatment. U.S. Holders are encouraged to consult their tax advisors regarding the U.S. federal income tax consequences of this offer to exchange. The following discussion assumes that the offer to exchange is characterized in accordance with CIT’s treatment outlined above.

     A U.S. Holder that purchased the corporate unit upon original issuance or when the purchase contract had positive value generally should recognize a capital loss on the termination of the purchase contract equal to the U.S. Holder’s adjusted tax basis in the purchase contract, plus the fair market value to the U.S holder of being relieved from such holder’s obligations under the purchase contract. Such loss should generally be capital loss and should be long term capital loss if the U.S. Holder’s holding period for the purchase contract is more than one year at the time of the exchange. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

     If a U.S. Holder purchased a corporate unit when the purchase contract had a negative value, the U.S. federal income tax consequences of the termination of the purchase contract are not clear. Depending upon how such U.S. Holder treated the purchase of such corporate unit, it is possible that the termination of the purchase contract could give rise to a capital gain or capital loss. Such U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences of the termination of the purchase contract under such circumstances.

     The treatment of the exchange of the corporate unit note will depend on whether the corporate unit note constitutes a security for U.S. federal income tax purposes.

     The term “security” is not defined in the Code or in the Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities.

     If the corporate unit note does not constitute a security for U.S. federal income tax purposes, the exchange of the corporate unit note for common stock and Other Property should be a taxable transaction, and the material U.S. federal income tax consequences of the exchange should be as follows:

•	Gain or loss should be recognized in an amount equal to the difference between (i) the sum of the fair market value of the common stock and Other Property received in the exchange and (ii) the holder’s adjusted tax basis in the corporate unit note.

•	Subject to the discussion of “market discount” below, any such gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if the U.S. Holder’s holding period for the corporate unit note is more than one year at the time of the exchange. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

•	The adjusted tax basis in the common stock should generally equal the fair market value of the common stock at the time of the exchange.

•	The holding period of the common stock should start on the day following the exchange.

     On the other hand, if the corporate unit note constitutes a security for U.S. federal income tax purposes, the exchange of the corporate unit note for common stock and Other Property should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, and the material U.S. federal income tax consequences of the exchange should be as follows:

•	Gain (but not loss) should be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the fair market value of the common stock and Other Property received in the exchange exceeds the holder’s adjusted tax basis in the corporate unit note) and (ii) the amount of Other Property received (excluding cash paid in lieu of a fractional share).

•	Subject to the discussion of “market discount” below, any such gain should generally be capital gain and should be long term capital gain if the U.S. Holder’s holding period for the corporate unit note is more than one year at the time of the exchange.

•	The holding period of the common stock should include the holding period of the corporate unit.

•	The adjusted tax basis of the common stock (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the corporate unit note increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the fair market value of Other Property received (excluding cash paid in lieu of a fractional share).

•	If you receive cash instead of a fractional share of common stock, you should be treated as having received the fractional share of common stock pursuant to the exchange and then as having sold that fractional share of common stock for cash.

   Market Discount. A U.S. Holder that purchased its corporate unit from a prior holder such that the corporate unit note was purchased at a market discount (defined as the excess, if any, of the stated redemption price of the note at maturity over the holder’s basis in such note immediately after its acquisition) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such corporate unit notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, the Code provides that any accrued market discount in excess of the gain recognized in the exchange will not be currently includible in income under Regulations to be issued. However, any such excess accrued market discount will carry over to the common stock such that any gain recognized by the holder upon a subsequent disposition of the common stock would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

     Accrued Interest. Holders whose corporate units are accepted in the offer will receive a cash payment equal to the accrued and unpaid interest in respect of such corporate unit notes from the most recent interest payment date to, but not including, the settlement date. The payment of that interest in connection with the exchange will not be considered part of the amount realized in the exchange, but will instead be taxable to the U.S. Holder as ordinary interest income in the taxable year of the exchange, unless such holder has previously included such amount in income in accordance with its method of accounting for U.S. federal income tax purposes.

     Accrued Contract Adjustment Payments. Holders whose corporate units are accepted in the offer will receive a cash payment equal to the accrued and unpaid contract adjustment payments in respect of such corporate units from the most recent contract adjustment payment date to, but not including, the settlement date. There is no direct authority under current law that addresses the treatment of the contract adjustment payments, and their treatment is, therefore, unclear. We plan to report the contract adjustment payments as ordinary income to U.S. Holders. Under this treatment, U.S. Holders should include the contract adjustment payments in income when received or accrued, in accordance with their regular method of tax accounting. However, other treatments are possible. We plan to report such payments on any required information returns as taxable ordinary income to the holder.

Ownership and Disposition of Common Stock

     Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on common stock received as part of the offer will constitute dividends and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to individual U.S. Holders should generally qualify for a 15% tax rate on “qualified dividend income” through December 31, 2010. Such dividends will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to such U.S. Holder’s adjusted tax basis in the common stock and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. Holder held such common stock for more than one year immediately prior to such distribution.

     Upon a disposition of our common stock (including the disposition of a fractional share interest deemed received and sold as described above), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held such common stock for more than one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations. As discussed above, a U.S. Holder generally will be required to treat gain realized on the disposition of common stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the corporate unit note is carried over to such stock.

Consequences to Participating Non-U.S. Holders

     The following discussion applies to holders that are Non-U.S. Holders, as defined above. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or otherwise subject to special treatment under the Code. A Non-U.S. Holder that is such an entity should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

Exchange of Corporate Units for Common Stock and Cash

     Subject to the discussion below regarding the treatment of accrued interest and accrued contract adjustment payments, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the exchange of the corporate unit note for common stock and Other Property or with respect to gain, if any, realized on the termination of the purchase contract unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains);.

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

•	such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents.

     Non-U.S. Holders that are described in the first bullet point generally will be taxed as described below under “—Income Effectively Connected with a U.S. Trade or Business.” Non-U.S. Holders that are described in the second bullet point generally will be subject to tax at a rate of 30% on such gain.

     Accrued Interest. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on accrued interest (including OID) paid on the corporate unit notes, if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment), provided that the Non-U.S. Holder:

•	does not actually or constructively, directly or indirectly, own 10% or more of CIT’s total combined voting power of all classes of CIT stock entitled to vote;

•	is not a controlled foreign corporation that is related to CIT (directly or indirectly) through stock ownership;

•	is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and

•	certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).

     If a Non-U.S. Holder cannot satisfy the requirements described above, payments of accrued interest (including OID) made to the Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) as further discussed below under “—Income Effectively Connected with a U.S. Trade or Business.”

     A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

     Accrued Contract Adjustment Payments. There is no direct authority under current law that addresses the treatment of the contract adjustment payments, and their treatment is, therefore, unclear. Consistent with our past practice, we intend to treat any accrued contract adjustment payments as amounts subject to U.S. withholding tax at a 30% rate, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such accrued contract adjustment payment is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) as further discussed below under “Income Effectively Connected with a U.S. Trade or Business.”

Ownership of Common Stock

     We generally will withhold tax at a rate of 30% on dividends paid on shares of our common stock, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such dividend is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) as further discussed below under “—Income Effectively Connected with a U.S. Trade or Business.”

Disposition of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of common stock unless certain exceptions apply, as described above under “—Consequences to Participating Non-U.S. Holders—Exchange of Corporate Units for Common Stock and Cash.”

Income Effectively Connected with a U.S. Trade or Business

     If a Non-U.S. Holder is or was engaged in a trade or business in the United States and interest (including OID), dividend, or gain with respect to a corporate unit or common stock, is or was effectively connected with the conduct of the Non-U.S. Holder’s trade or business, and, where a U.S. income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” (or, in the case of an individual, a fixed base) to which the interest or gain is generally attributable, the Non-U.S. Holder may be subject to U.S. income tax on a net income basis on such interest (including OID), dividend, or gain in the same manner as a U.S. Holder, as described above under “—Consequences to Participating U.S. Holders.” The interest and dividends will be exempt from the generally applicable U.S. withholding tax if the Non-U.S. Holder claims the exemption by providing a properly executed IRS Form W-8ECI or W-8BEN (or a suitable substitute form) (as applicable) to the payer on or before the relevant payment date.

     In addition, if a Non-U.S. Holder is a corporation, the Non-U.S. Holder may be subject to a U.S. branch profits tax at a rate of 30%, as adjusted for certain items, unless a lower rate applies to the Non-U.S. Holder under a U.S. income tax treaty with the Non-U.S. Holder’s country of residence.

Backup Withholding and Information Reporting

     The exchange of corporate units for common stock and cash pursuant to the offer to exchange and the receipt of dividends on our common stock received as part of the exchange may be subject to “backup withholding” under the Code if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding should generally not apply with respect to payments made to certain exempt recipients, such as corporations and Non-U.S Holders, provided that such recipients provide proper documentation establishing their exemption. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Consequences to Non-Participating Holders

     Holders that do not tender their corporate units in the offer to exchange will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the corporate units as they had before the consummation of the offer to exchange.

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CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the exchange of the corporate units for offer consideration and the acquisition, holding and, to the extent relevant, disposition of common stock by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

     General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

     In considering an exchange of a corporate unit for offering consideration and the acquisition, holding and, to the extent relevant, disposition of common stock with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

     Prohibited Transaction Issues. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

     The acquisition and/or holding of corporate units or common stock by an ERISA Plan with respect to which CIT, the Information Agent or Exchange Agent is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the corporate units or common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

     Representation. By exchanging a corporate unit and accepting a common stock, each purchaser and holder will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold the common stock constitutes assets of any Plan or (ii) the exchange of an corporate unit and the acquisition and holding of a new note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the common stock. The sale of any corporate units or common stock by or to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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CERTAIN SECURITIES LAWS CONSIDERATIONS

     All of the corporate units outstanding as of the date of this offer to exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of common stock upon exchange of the corporate units is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Since all outstanding corporate units were registered under the Securities Act, we expect that all of our common stock issued in the offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

     Certain legal matters with respect to the common stock offered hereby will be passed upon for CIT by Wachtell, Lipton, Rosen & Katz.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The financial statements as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 incorporated by reference into this offer to exchange, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

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The Exchange Agent for the offer is:
D.F. King & Co., Inc.

By Facsimile (Eligible Guarantor Institutions Only)	By Mail, Overnight Courier or Hand Delivery
(212) 809-8838	D.F. King & Co., Inc.
(provide call back telephone number	48 Wall Street, 22nd Floor
on fax cover sheet for confirmation)	New York, New York 10005
Confirmation: Elton Bagley	Attn: Elton Bagley

Requests for additional copies of this offer to exchange and related letter of transmittal may be directed to the
Information Agent at its address or telephone numbers set forth below.

The Information Agent for the offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley

Banks and Brokers call: (212) 269-5550 (Collect)
All others call Toll-free: (800) 758-5880